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                                                                  Exhibit 2.1

                           ASSET PURCHASE AGREEMENT



                                 BY AND AMONG



                      BROADWAY VIDEO ENTERTAINMENT, L.P.
                      AND THE OTHER SELLERS NAMED HEREIN



                                      AND



                   GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.,
                      GOLDEN BOOKS PRODUCTIONS, INC. AND
                             LRM ACQUISITION CORP.









                           DATED AS OF JULY 30, 1996





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                               TABLE OF CONTENTS


 1. PURCHASE AND SALE OF THE ASSETS........................................  1

      1.1   Agreements to Transfer and Assign..............................  1
      1.2   Closing........................................................  2
              1.2.1  Time and Place........................................  2
              1.2.2  Deliveries by the Buyers and Parent...................  2
              1.2.3  Deliveries by the Sellers.............................  3
      1.3   Assumption and Payment of Obligations..........................  3
      1.4   Allocation of Purchase Price...................................  3
      1.5   Sales and Use Tax..............................................  4
      1.6   Restrictions on Transferability of Purchase Price
            Stock..........................................................  4
      1.7   Escrow of Purchase Price Stock.................................  4
      1.8   Receivables, Payables and EBITDA Adjustment....................  5
      1.9   Audited Financial Statements...................................  6

2.  SELLERS' REPRESENTATIONS AND WARRANTIES................................  7

      2.1   Existence and Rights...........................................  7
      2.2   Agreements Authorized..........................................  8
      2.3   Consents and Approvals; No Conflict............................  8
      2.4   Contingencies..................................................  8
      2.5   Financial Statements...........................................  8
      2.6   Absence of Certain Changes.....................................  9
      2.7   Licenses, Authorizations, Trademarks, etc......................  9
              2.7.1. Limitations on Representations and Warranties.........  9
              2.7.2  Trademarks............................................  9
              2.7.3  Copyrights............................................ 11
              2.7.4  Music................................................. 12
              2.7.5  Literary Properties................................... 12
              2.7.6  Profit Participants................................... 12
              2.7.7  Physical Materials.................................... 12
      2.8   [INTENTIONALLY OMITTED]........................................ 13
      2.9   Status of Outstanding Agreements............................... 13
      2.10  Commissions.................................................... 13
      2.11  Tax Matters.................................................... 13
      2.12  Compliance with Applicable Law................................. 14
      2.13  Investment Representation...................................... 14
      2.14  Environmental Matters.......................................... 14
      2.15  Employee Benefits; Labor....................................... 14

3.  BUYERS' AND PARENT'S REPRESENTATIONS AND WARRANTIES.................... 16

      3.1   Existence and Rights........................................... 16
      3.2   Agreements Authorized.......................................... 16


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      3.3   Consents and Approvals; No Conflict............................ 16
      3.4   Shares Authorized.............................................. 17
      3.5   Reports and Financial Statements............................... 17
      3.6   Absence of Certain Changes..................................... 17
      3.7   [INTENTIONALLY OMITTED]........................................ 18
      3.8   Commissions.................................................... 18

4.  COVENANTS OF THE SELLERS............................................... 18

      4.1   Access......................................................... 18
      4.2   Business Conduct............................................... 18
      4.3   Representations True........................................... 19
      4.4   Permits; Consents.............................................. 19
      4.5   Legal Opinion.................................................. 19
      4.6   Preparation of Financials; Additional Information.............. 19
      4.7   Repayment of Debt.............................................. 20
      4.8   Identified Employees........................................... 20
      4.9   Insurance...................................................... 20
      4.10  Change of Name................................................. 20

5.  COVENANTS OF PARENT AND THE BUYERS..................................... 20

      5.1   Representations True........................................... 20
      5.2   Permits; Consents.............................................. 20
      5.3   Financing...................................................... 20
      5.4   Legal Opinion.................................................. 20
      5.5   Litigation..................................................... 20

6.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYERS
    TO COMPLETE THE CLOSING................................................ 21

      6.1   Representations and Warranties................................. 21
      6.2   Covenants...................................................... 21
      6.3   No Injunction or Litigation.................................... 21
      6.4   Consents Obtained.............................................. 21
      6.5   Closing Agreements............................................. 21
      6.6   [INTENTIONALLY OMITTED]........................................ 22
      6.7   Closing Documents.............................................. 22
      6.8   Legal Opinion.................................................. 22
      6.9   Availability of Ellenbogen..................................... 22
      6.10  Financing...................................................... 22

7.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS
    TO COMPLETE THE CLOSING................................................ 22

      7.1   Representations and Warranties................................. 22
      7.2   Covenants...................................................... 22
      7.3   No Injunction or Litigation.................................... 22


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      7.4   Consents Obtained.............................................. 22
      7.5   Closing Agreements............................................. 22
      7.6   Purchase Price................................................. 22
      7.7   Closing Documents.............................................. 23
      7.8   Legal Opinion.................................................. 23

8.  TERMINATION............................................................ 23

      8.1   Grounds for Termination........................................ 23
      8.2   Effect of Termination.......................................... 23
      8.3   Rights to Proceed.............................................. 23
      8.4   Liquidated Damages............................................. 24
      8.5   Option to Extend Specified Date................................ 25

9.  INDEMNIFICATION........................................................ 25

      9.1   Indemnification................................................ 25
      9.2   Time Limit..................................................... 26
      9.3   Procedures for Indemnification................................. 26
      9.4   Cooperation.................................................... 27

10. ADDITIONAL OBLIGATIONS................................................. 27

      10.1  Confidentiality Obligations.................................... 27
      10.2  Announcements.................................................. 28
      10.3  Name........................................................... 28
      10.4  Tax Cooperation:  Allocation of Taxes.......................... 28
      10.5  Delivery of Assets............................................. 29
      10.6  Cooperation.................................................... 29
              10.6.1 Additional Acts....................................... 29
              10.6.2 Cooperation Regarding Financial Matters............... 29
              10.6.3 Confirmation of Title................................. 29
              10.6.4 Additional Consents................................... 30
      10.7  Employee Benefits.............................................. 30
      10.8  Distribution of Purchase Price................................. 30

11. GENERAL PROVISIONS..................................................... 30

      11.1  Complete Agreement; Modifications.............................. 30
      11.2  Expenses....................................................... 30
      11.3  Remedies Not Exclusive......................................... 31
      11.4  Bulk Sale Law.................................................. 31
      11.5  Notices........................................................ 31
      11.6  Parties........................................................ 32
              11.6.1 No Third-Party Benefits............................... 32
              11.6.2 Successors and Assigns................................ 32
      11.7  Governing Law; Jurisdiction.................................... 32
      11.8  Injunction..................................................... 32


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      11.9  Waivers Strictly Construed..................................... 33
      11.10 Rules of Construction.......................................... 33
              11.10.1Headings.............................................. 33
              11.10.2Tense and Case........................................ 33
              11.10.3Severability.......................................... 33
              11.10.4Exhibits and Schedules................................ 33
      11.11 Counterparts................................................... 33



















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                           ASSET PURCHASE AGREEMENT
                           ------------------------

    This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 30th day of July, 1996, among BROADWAY VIDEO ENTERTAINMENT, L.P., a New York limited partnership ("BVEL"); BROADWAY VIDEO ENTERPRISES, INC., a New York corporation ("BVE"); LONE RANGER MUSIC, INC., a New York corporation ("LRM"); and PALLADIUM LIMITED PARTNERSHIP, a New York limited partnership ("Palladium", and together with BVEL, BVE and LRM, the "Sellers" and each a "Seller"); GOLDEN BOOKS FAMILY ENTERTAINMENT, INC., a Delaware corporation ("Parent"); GOLDEN BOOKS PRODUCTIONS INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Productions"); and LRM ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("LRM Acquisition," and together with Productions, the "Buyers" and each a "Buyer"), with reference to the following facts:

    A. The Sellers are the owners of the Assets (definitions of capitalized terms not otherwise defined herein are set forth in Schedule O hereto) more particularly described in this Agreement, primarily motion pictures, television programs and interests in music and comic book publishing.

    B. The Buyers wish to purchase the Assets and the Sellers wish to sell the Assets on the terms and conditions set forth herein.

    C. Upon the closing of the Transaction, (i) Productions and BVI will enter into the Night Music-Blues Brothers License and (ii) Productions and BVI will enter into the Kids License. In addition, Parent and the Sellers will enter into the Registration Rights Agreement.

    NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.  PURCHASE AND SALE OF THE ASSETS

    1.1 AGREEMENTS TO TRANSFER AND ASSIGN. At the Closing, on the terms and subject to the conditions of this Agreement, the Buyers shall acquire, and the Sellers shall (and with respect to the Other Assets shall cause BVI to) sell, assign, transfer, convey, grant and set over to the Buyers, their successors and assigns, all of the Sellers' right, title and interest in, to and under the Assets, provided that Productions shall acquire all of the Assets other than those Assets owned by LRM, which Assets shall be conveyed to and acquired by LRM Acquisition. The instruments effecting such sale, assignment, transfer, conveyance, grant or setting over will effectively vest in Productions and LRM Acquisition, as the case may be, the right, title and interest of the Sellers and BVI in the Assets.






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    1.2  CLOSING

         1.2.1 TIME AND PLACE. The closing of the Transaction (the "Closing") will take place at the offices of Schulte Roth & Zabel ("SR&Z"), 900 Third Avenue, New York, New York 10022 and at the offices of Ernst & Young LLP ("E&Y"), 99 Wood Avenue South, Iselin, New Jersey 08830 with respect to certain Assets on (i) the earlier of (A) the Specified Date and (B) the third Business Day after satisfaction or waiver of the conditions set forth in Articles 6 and 7 hereof or (ii) such other date, time and place as may be mutually agreed upon in writing by the parties (the "Closing Date"); provided if Parent and Buyer extend the Specified Date to December 31, 1996 pursuant to Section 8.5 and BVEL determines in good faith prior to the Closing that it would be unable to complete its liquidation, notwithstanding its best efforts to do so, before the last Business Day of December, 1996, then the Sellers shall have the option, exercisable by written notice to Parent and the Buyers, to extend the Closing Date to the first Business Day of January, 1997.

         1.2.2 DELIVERIES BY THE BUYERS AND PARENT. Upon execution of this Agreement and unless otherwise instructed by BVEL, Productions (on behalf of the Buyers and Parent) shall deliver to BVEL (on behalf of the Sellers) by federal reserve wire transfer to one or more bank accounts designated by BVEL in writing, as representatives of the Sellers, an aggregate amount equal to the Advance Amount.

         At the Closing, the Buyers and Parent, as the case may be, shall deliver (i) to the Sellers (A) the cash portion of the Purchase Price less the sum of (I) the Advance Amount and (II) any Extension Amounts paid pursuant to
Section 8.5 hereof (such net amount the "Net Closing Cash Payment"); (B) the opinion of counsel to the Buyers and Parent described in Section 5.4 hereof;
(C) the Parent and Buyers' certificate described in Section 7.1 hereof; (D) a counterpart of the Registration Rights Agreement executed by Parent substantially in the form of Exhibit "G" attached hereto; (E) a counterpart of the Assets and Obligations Assignment and Assumption Agreement executed by Parent and the Buyers substantially in the form of Exhibit "A" attached hereto; (F) a counterpart of the Receivables and Payables Assignment and Assumption Agreement executed by Parent and the Buyers substantially in the form of Exhibit "H" attached hereto; (G) a counterpart of the Escrow Agreement executed by Parent, the Buyers and the Escrow Agent substantially in the form of Exhibit "I" attached hereto; (H) copies of Parent and Buyers' statement with respect to taxes described in Section 10.4(ii) hereof; (I) a counterpart of the Kids License executed by Productions; (J) a counterpart of the Night Music-Blues Brothers License executed by Productions; and (K) stock certificates representing the Purchase Price Stock; provided, however, Parent shall not be required to issue and deliver any fractional shares of Purchase Price Stock but shall deliver in lieu thereof cash in an amount equal to the value of such fractional shares; and (ii) such other documents reasonably requested by the Sellers. The Advance Amount shall be allocated among the Sellers as set forth on Schedule 1.2.2(i) attached hereto and held for their account by BVEL until the Closing. The Purchase Price less the Advance Amount shall be allocated among the Sellers as set forth on Schedule 1.2.2(ii) to be provided prior to the Closing. Unless otherwise instructed in writing by BVEL, the Net Closing Cash Payment shall be delivered to the Sellers by federal reserve wire transfer to one or more bank accounts designated in writing (not less than three Business Days prior to the Closing Date) to Productions (on behalf of the Buyers and Parent) by BVEL as representative of the Sellers.


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         1.2.3     DELIVERIES BY THE SELLERS. At the Closing, the applicable
Sellers shall deliver to Productions on behalf of the Buyers and Parent: (i) a counterpart of the Assets and Obligations Assignment and Assumption Agreement executed by the applicable Sellers substantially in the form of Exhibit "A" attached hereto; (ii) a Short Form Copyright Assignment executed by the applicable Sellers substantially in the form of Exhibit "B" attached hereto;
(iii) a Common Law Trademark and Trademark Registration Assignment executed by the applicable Sellers substantially in the form of Exhibit "C" attached hereto relating to the Trademarks duly executed and delivered by the applicable Sellers; (iv) a Notice and Acknowledgment of Sale executed by the applicable Sellers substantially in the form of Exhibit "D" attached hereto duly executed and delivered by the applicable Sellers and each of the persons listed in
Schedule 1.2.3 attached hereto; (v) a counterpart of the Receivables and Payables Assignment and Assumption Agreement executed by the Applicable Sellers substantially in the form of Exhibit "H" attached hereto; (vi) the Physical Materials (other than those covered by the notices described in clause (iv) above) which shall include the books and records of the Sellers and computer files and databases relating to the Assets, in the manner reasonably requested by Productions on behalf of the Buyers and Parent; (vii) the opinions of counsels to the Sellers described in Section 4.5 hereof; (viii) an executed counterpart of the Registration Rights Agreement substantially in the form of Exhibit "G" attached hereto; (ix) the Sellers' Certificate described in Section
6.1 hereof; (x) certain computer equipment used by the Identified Employees to substantially fulfill their function with respect to the Assets in the manner reasonably requested by Productions (on behalf of the Buyers and Parent); (xi) the License to use Names; (xii) a counterpart of the Escrow Agreement executed by the Sellers substantially in the form of Exhibit "I" attached hereto; (xiii) a counterpart of the Kids License executed by BVI; (xiv) a counterpart of the Night-Music Music-Blues Brothers License executed by BVI; (xv) the schedule of material transactions referred to in Section 4.2 hereof; (xvi) copies of the Sellers' statement with respect to taxes described in Section 10.4(ii) hereof; and (xvii) such other instruments of conveyance and assignment and other documents as may be reasonably requested by the Buyers and Parent.

    1.3 ASSUMPTION AND PAYMENT OF OBLIGATIONS. At the Closing, the Buyers will assume, and thereafter will perform, pay or otherwise satisfy in accordance with their terms as and when due, all of the Obligations (with LRM Acquisition assuming solely the Obligations of LRM and Productions assuming all other Obligations). However, this Section 1.3 shall not be construed to expand or increase the rights or remedies of any third party against the Buyers or Parent with respect to the Obligations. The Sellers will retain all of the Excluded Obligations and Parent and the Buyers do not assume and shall not be liable for such Excluded Obligations. However, this Section 1.3 shall not be construed to expand or increase the rights or remedies of any third party against any Seller with respect to the Excluded Obligations.

    1.4 ALLOCATION OF PURCHASE PRICE. The parties shall agree to the allocation of the Purchase Price among the Assets as set forth in Schedule 1.4 to be provided prior to the Closing. Each of the parties agrees (i) to report the Transaction for federal and state income tax purposes in accordance with this allocation, (ii) not to take any position inconsistent with such allocation on its tax returns without the consent of the other and (iii) to timely file federal tax Form 8594 with the applicable tax return for the year of the Transactions. Each party shall provide the others with a draft copy of its federal tax Form 8594 at least fifteen (15) days prior to filing it.


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    1.5  SALES AND USE TAX. The Buyers and the Sellers shall cooperate in preparing and filing sales and use tax returns relating to, and Parent and the Buyers shall pay any sales or use tax due with regard to the Transaction. Parent and the Buyers each agree to indemnify and hold harmless the Sellers from and against any Losses related to Parent's and the Buyers' failure to pay the sales and use taxes due with respect to the Transaction.

    1.6 RESTRICTIONS ON TRANSFERABILITY OF PURCHASE PRICE STOCK. Each Seller understands that the shares of Purchase Price Stock to be issued and delivered in accordance with the provisions hereof will not have been registered under the Securities Act, or under any securities laws of any jurisdiction. Each Seller agrees not to transfer any of the shares of Purchase Price Stock (together with any other shares received in respect thereof pursuant to conversions, exchanges, stock splits, stock dividends or other reclassifications or changes thereof, or consolidations or reorganizations or otherwise) issued hereunder except (i) pursuant to an effective registration statement covering such shares of Purchase Price Stock under the Securities Act or (ii) pursuant to an exemption from registration under the Securities Act.

    Each certificate representing the Purchase Price Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE HYPOTHECATED OR DISTRIBUTED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR
    (B) PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT AND UNDER THE SECURITIES LAWS OF ANY STATE AND UPON RECEIPT BY GOLDEN BOOKS FAMILY ENTERTAINMENT, INC. OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT ANY SUCH SALE IS IN COMPLIANCE WITH THE ACT AND THE STATE SECURITIES LAWS.

    1.7 ESCROW OF PURCHASE PRICE STOCK. At the Closing, the Sellers shall deliver or cause to be delivered (i) approximately one third of the Purchase Price Stock and (ii) approximately $6,700,000 to an escrow agent (the "Escrow Agent") pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit "I" (the "Escrow Agreement"), which stock shall be placed by the Escrow Agent in an account (the "Escrow Account") established by the Closing Date and remaining in existence until the first anniversary of the Closing Date (or, if later, until the resolution of any unresolved claims for which Buyer Indemnitees may seek indemnity from any Seller pursuant to Article 9 below); provided, however, until the first anniversary of the Closing Date the Purchase Price Stock may be withdrawn by any Seller from the Escrow Account so long as each share of Purchase Price Stock so withdrawn is replaced by an amount of cash equal to twice the Market Value of such stock on the Closing Date. The Market Value for purposes of this Section 1.7 shall be appropriately


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adjusted to reflect any conversions, exchanges, stock splits, stock dividends or other reclassifications or changes thereof, or consolidations or reorganizations of such stock. The Purchase Price Stock held in the Escrow Account shall include all securities issued or issuable in respect of the Purchase Price Stock by way of conversions, exchanges, stock splits, stock dividends or other reclassifications or changes thereof, or consolidations or reorganizations.

    1.8  RECEIVABLES, PAYABLES AND EBITDA ADJUSTMENT.

         (i) Assignment and Assumption of Receivables and Payables Directly Relating to the Assets. At the Closing, (A) the Sellers shall sell assign, transfer and convey to Productions (or LRM Acquisition, as applicable), and Productions (or LRM Acquisition, as applicable) shall acquire, the accounts receivable (both current and non-current) of the Sellers and their Affiliates as of the Closing Date directly relating to the Assets and (B) Productions (or LRM Acquisition, as applicable) shall assume the profit participations payable (both current and non-current) of the Sellers and their Affiliates as of the Closing Date directly relating to the Assets. In consideration therefor, (A) Productions (or LRM Acquisition, as applicable) shall pay on the Adjustment Payment Date to the Sellers or BVEL as their representative, an amount of cash equal to the excess, if any, of such accounts receivable over such profit participations payable reflected in the Audited Net Reconciliation (as defined in Section 1.9(i) below) or (B) the Sellers shall pay to Productions (or LRM Acquisition, if applicable) on the Adjustment Payment Date an amount of cash equal to the excess, if any, of such profit participations payable over such accounts receivable reflected in the Audited Net Reconciliation. The amount of accounts receivable and profit participations payable for purposes of determining any excess pursuant to this Section 1.8(i) shall be determined by discounting the amount of such accounts receivable (net of credit reserves) and profit participations payable as of the Closing Date at a 10% per annum rate (the "Discount Rate").

         (ii) Payments In Respect of Excess Earnings Before Interest, Taxes, Depreciation and Amortization. On the Adjustment Payment Date, the Sellers shall pay to Productions (or LRM Acquisition, as applicable) an amount, if any (the "Adjustment Amount"), equal to the amount by which earnings before interest, taxes, depreciation and amortization ("EBITDA") derived from the Audited Interim Income Statement (as defined in Section 1.9(i) below) exceeds the product of (A) $7.3 million multiplied by (B) a fraction, the numerator of which is the number of days which has elapsed from January 1, 1996 through the Closing Date and the denominator of which is 366. The Adjustment Amount shall be paid in the form of cash and the assignment of receivables, as agreed by the parties in good faith, based upon the form of payment received by the Sellers from third parties in the most recent revenue transactions recognized on the Sellers' financial statements that gave rise to the obligation to pay the Adjustment Amount.

         (iii) Restrictions on Distributions. Until the Adjustment Amount shall have been paid to Productions (or LRM Acquisition, if applicable), BVEL may not distribute to its partners or to Trust Company of the West any of its EBITDA with respect to any period after June 30, 1996 (other than distributions of the Purchase Price).


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    1.9  AUDITED FINANCIAL STATEMENTS.

         (i) Within 60 days of the Closing Date the Sellers shall deliver to Productions on behalf of the Buyers and Parent an audited consolidated balance sheet as of the Closing Date with respect to the Assets (the "Audited Balance Sheet") from which the Sellers shall derive a reconciliation of all accounts receivables directly relating to the Assets as of the Closing Date and all profit participations payable directly relating to the Assets as of the Closing Date (the "Audited Net Reconciliation"). The Audited Balance Sheet shall be prepared both in accordance with GAAP, consistently applied, and in accordance with the accounting principles used in the preparation of the Financial Statements and shall be derived from and consistent with the Audited Interim Income Statement. Within 60 days of the Closing Date, the Sellers shall also deliver to Productions on behalf of the Buyers and Parent an audited statement of operations of the Sellers with respect to the Assets for the period beginning January 1, 1996 and ending on the Closing Date (the "Audited Interim Income Statement"). The Audited Interim Income Statement shall be prepared both in accordance with GAAP, consistently applied, and in accordance with the accounting principles used in the preparation of the Financial Statements. The Audited Balance Sheet (including the Audited Net Reconciliation derived therefrom) and the Audited Interim Income Statement are collectively referred to herein as the "Post Closing Audited Financials". The audit for the Post Closing Audited Financials shall be performed by E&Y.

         (ii) Following the completion and delivery of the Post Closing Audited Financials, the Sellers shall promptly make available to Productions (on behalf of the Buyers and Parent) all available work papers of E&Y created in connection with the preparation of the Post Closing Audited Financials. The Sellers shall cause the representatives of E&Y to be available promptly to assist Productions (on behalf of the Buyers and Parent) and its auditors in its review of such work papers.

         (iii) Productions may dispute the Post Closing Audited Financials by giving written notice to the Sellers within 10 days after delivery of the Post Closing Audited Financials to Productions (on behalf of the Buyers and Parent), setting forth in reasonable detail the basis for such dispute (hereinafter called an "Audited Financials Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving such Audited Financials Disagreement, which resolution shall be not later than 30 days after the date the Post Closing Audited Financials are received by Productions.

          (iv) If Productions (on behalf of the Buyers and Parent), on the one hand, or the Sellers, on the other hand, deliver a written notice to the other that an Audited Financials Disagreement has not been resolved, such Audited Financials Disagreement shall be referred to a nationally recognized accounting firm other than E&Y for the preparation of original Audited Financials (without regard to those previously prepared by the Sellers and audited by E&Y) from the books and records of the Sellers so that such firm may determine the disputed amounts in accordance with this Agreement. If Productions and the Sellers do not promptly agree on the selection of a nationally recognized accounting firm, their respective independent public accountants shall select such accounting firm which shall be a firm other than E&Y. Productions and the Sellers shall present their positions in writing with respect to the Audited Financials


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Disagreement to the firm retained to prepare original Audited Financials under this clause (iv). Such firm shall render its determination as soon as practicable after referral of the Audited Financials Disagreement. The determination of such firm shall be final and binding upon the parties hereto; provided, however, if such determination falls outside the range within the positions presented by Productions and the Sellers, the position of Productions, on the one hand, or the Sellers, on the other hand, which is closest to the determination of such firm shall be final and binding upon the parties hereto. The fees and expenses of such firm with respect to the Audited Financials Disagreement shall be paid by the party whose position in the Audited Financials Disagreement submitted to the arbiter is furthest from the final determination of the accounting firm selected. The fees of E&Y solely with respect to the preparation of the Post Closing Audited Financials shall be borne equally by Productions (on behalf of the Buyers and Parent), on the one hand, and Sellers, on the other hand.

2. SELLERS' REPRESENTATIONS AND WARRANTIES. As an inducement for Parent and the Buyers to enter into this Agreement, each of the Sellers hereby jointly and severally represents and warrants as follows:

    2.1 EXISTENCE AND RIGHTS. Each Seller (i) is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to own, lease and operate the Assets it now owns, leases and operates and to carry on its business with respect to such Assets as now being conducted, except where the failure to be so incorporated, organized, existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, have a Seller Material Adverse Effect. Each Seller is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing which will not in the aggregate have a Seller Material Adverse Effect. A complete and correct copy of the certificate of incorporation, charter, by-laws, partnership agreements, certificates of limited partnership, or similar governing documents of each Seller have been made available to the Buyers or Parent.

    Except as set forth on Schedule 2.1(i), none of the Sellers has any Subsidiaries. Except as set forth in Schedule 2.1 (ii), BVEL and BVI each owns their respective membership or partnership interests (as the case may be) in the McSpadden Entities and Broadway Comics, in each case, free and clear of all Liens, agreements, limitations on voting rights and options. Except as set forth in Schedule 2.1(ii), there are no equity interests in McSpadden or Broadway Comics issued or outstanding or any subscriptions, options, warrants, calls, rights convertible securities or other agreements or commitments of any character obligating McSpadden or Broadway Comics to issue, transfer or sell any of its equity interests, nor will there be any rights to receive any distributions in respect of such equity interests. All consents and approvals to the transfer of the interests in Broadway Comics and McSpadden hereunder shall have been obtained prior to the Closing.

    Set forth on Schedule 2.1 (iii) is the term sheet governing the organization of Broadway Comics.

    2.2 AGREEMENTS AUTHORIZED. The execution, delivery and performance by each Seller of this Agreement and the Closing Agreements to which each Seller is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been and will be as of the Closing duly authorized by all necessary corporate, partnership or other action and no other proceeding on the part of any Seller is (as of the execution hereof and as of the Closing) necessary to authorize the execution, delivery and performance of this Agreement; and this Agreement and the Closing Agreements to which any Seller is a party has been (or will be, as the case may be) and all such agreements will be as of the Closing duly executed and delivered by each such Seller and are (or will be, as the case may be) the legal, valid and binding obligation of such Seller enforceable in accordance with their terms, except to the extent limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.

    2.3  CONSENTS AND APPROVALS; NO CONFLICT. Except as set forth in
Schedule 2.3(i), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by any Seller of the transactions contemplated hereby. Except as set forth in
Schedule 2.3(ii), neither the execution, delivery and performance nor the consummation by any Seller of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws, charter, partnership agreement, certificate of limited partnership, joint venture agreement or other organizational document of any Seller; (ii) violate or conflict with any order, injunction, decree, statute, rule, ordinance or regulation applicable to any Seller or by which any of its properties or assets may be bound; (iii) result in the violation or breach of, or constitute a default (or give rise to any right of modification, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, license, franchise, permit, lease, agreement or other instrument to which any Seller is a party or by which any Seller or any of its properties or assets may be bound or (iv) result in the creation or imposition of (or the obligation to create or impose) any Encumbrance on any Asset, excluding from the foregoing clauses (iii) and (iv) such violations, conflicts, breaches, defaults and Encumbrances that, in the aggregate could not reasonably be expected to have a Seller Material Adverse Effect or that would not adversely affect, in a material respect, the ability of any Seller to consummate the transactions provided for by this Agreement.

    2.4 CONTINGENCIES. Except as set forth on Schedule 2.4, (i) there is no litigation, arbitration or other proceeding pending or, to the Knowledge of any Seller, threatened against any Seller or any of their directors, officers, employees or agents before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign which has, or could reasonably be expected to have, a Seller Material Adverse Effect and (ii) no Seller nor any of the Assets is subject to any order, writ, judgment, injunction, decree, determination or award which has, or could reasonably be expected to have, a Seller Material Adverse Effect.

    2.5 FINANCIAL STATEMENTS. The Financial Statements have heretofore been delivered to Parent and the Buyers and fairly present the financial position of BVEL and its predecessor entities (as applicable) as of the respective dates thereof and the results of their operations, changes in partners' capital and their cash flows for the respective periods set forth therein, were prepared in accordance with GAAP applied on a consistent basis and reflect all material liabilities and obligations of BVEL and its predecessor entities (as applicable) required to be reflected thereon by GAAP.

    2.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 2.6 since December 31, 1995, there has not been (i) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including without limitation, contingent liabilities), results of operations, business or prospects of any Seller, taken as whole, which, individually or in the aggregate, has, or could reasonably be expected to have, a Seller Material Adverse Effect; (ii) any change by any Seller in accounting methods, principles or practices except as required by GAAP; and (iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of any Seller which, individually or in the aggregate, has or could reasonably be expected to have a Seller Material Adverse Effect.

    2.7  LICENSES, AUTHORIZATIONS, TRADEMARKS, ETC.

         2.7.1. LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. Unless expressly stated otherwise, all of Sellers' representations and warranties in this Section 2.7 are made (a) only to the extent of the Knowledge of any Seller (the "Knowledge Qualification"), and (b) only as to matters that are material to the Assets as they are currently being exploited by the Sellers (the "Materiality Qualification"), except that, with respect to representations and warranties as to actions taken or omitted to be taken subsequent to such Seller's acquisition of the subject Asset, such representations and warranties are qualified only by the Materiality Qualification.

         2.7.2     TRADEMARKS.

                   (i) The Sellers are the sole and exclusive owners of all of the registered LASSIE and LONE RANGER trademarks and service marks in the United States for the goods and services listed on Schedule 2.7.2(a), subject to the limitations set forth in that Schedule (the "Material Trademarks"), together with the goodwill of the business associated therewith; they have the sole and exclusive right to use the Material Trademarks for such goods and services; and the Material Trademarks have been registered in the United States, which registrations are valid, subsisting, enforceable and have not been abandoned. The foregoing representation and warranty is subject to the Materiality Qualification, but is not subject to the Knowledge Qualification. With respect to all registered trademarks and service marks listed on Schedule 2.7.2.(a) other than the Material Trademarks, subject to the limitations set forth in that Schedule (the "Other Trademarks"), and with respect to all applications for trademarks and service marks listed in Schedule 2.7.2(a), subject to the limitations set forth in that Schedule (the "Applications"), all representations and warranties are made subject to the Knowledge Qualification and the Materiality Qualification.

                   (ii) The Sellers are the sole and exclusive owners of the Other Trademarks for the goods and services and in the jurisdictions (the "Territory") listed on Schedule 2.7.2(a) together with the goodwill of the business associated therewith; and they have the sole and exclusive right to use the Other Trademarks for such goods and services in the Territory and the Other Trademarks have been registered in the Territory, which registrations are valid, subsisting, enforceable and have not been abandoned in the Territory. The information relating to the Material Trademarks and the Other Trademarks identified in Schedule 2.7.2(a) is true, accurate and complete. For each of the Material Trademarks and the Other Trademarks identified on Schedule 2.7.2(a), the record title owner has been specifically identified in that Schedule and, where applicable, said Schedule also identifies the registration number and date for each Material Trademark or Other Trademark for which a registration has been issued by, or the Application serial number and date for each pending Application for registration in, the United States Patent and Trademark Office, or similar office in any foreign jurisdiction. Notwithstanding anything to the contrary set forth above, none of the Sellers is the record title owner of certain of the Other Trademarks as specifically identified on Schedule 2.7.2(a) and, therefore, in certain of the jurisdictions it may not be possible for Productions (or LRM Acquisition, as applicable) to record an assignment of such Other Trademark to Productions (or LRM Acquisition, as applicable) because of a prior break in the chain of title. Nonetheless with respect to each such trademark registration where the Sellers are not the record title owner, the Sellers represent and warrant that they are the sole and exclusive owners of the trademark exploitation rights specified in Schedule 2.7.2(a), subject to the limitations set forth in that Schedule, and any goodwill of the business associated therewith and they have the sole and exclusive right to use said trademarks for the goods and services in the particular jurisdictions indicated on Schedule 2.7.2(a).

                   (iii) Upon the Closing, the sale and assignment of the Material Trademarks and the Other Trademarks and the goodwill of the business represented thereby will be free and clear of any Liens. Neither the Knowledge Qualification nor the Materiality Qualification apply to the representation contained in the immediately preceding sentence. Except for the agreements identified on Schedule 2.7.2(b), there are no outstanding licenses or other agreements that relate to or restrict the use of either the Material Trademarks or the Other Trademarks and any goodwill of the business associated therewith. Except as set forth on Schedule 2.7.2(c), there are no pending suits, disputes, or claims whatsoever regarding the use and/or registration of either the Material Trademarks or the Other Trademarks. No adverse holding, decision or judgment has been rendered against any Seller or a Predecessor by any governmental authority which would limit, cancel or question the validity of any of the Material Trademarks or the Other Trademarks. Except as set forth in Schedule 2.7.2 (c), no Seller is aware of any information that would adversely affect the validity of any of the Other Trademarks. The Sellers have taken all economically reasonable necessary or desirable steps to secure, protect and maintain the Material Trademarks and the Other Trademarks in the United States and in the Territory and have disclosed to the Buyers any known infringements.

                   (iv) The Sellers have placed the LASSIE and LONE RANGER trademarks on a worldwide trademark watching service and from time-to-time have performed trademark searches in various jurisdictions for said marks and/or confusingly similar marks and, based thereon, to the Knowledge of the Sellers, except as set forth in Schedule 2.7.2(c), there are no trademarks used or registered in the Territory that conflict with or infringe the Material Trademarks or the Other Trademarks for the goods and services identified on Schedule 2.7.2(a), and no third party has claimed or is claiming it owns any right, title or interest in the Material Trademarks or the Other Trademarks superior to Sellers' rights in the Material Trademarks or Other Trademarks so that Sellers' use of the Material Trademarks or the Other Trademarks does not infringe on any trademarks, trade names or service marks of any third party.

                   (v) The Sellers will take all reasonable actions requested by Parent and the Buyers at the expense of Parent and the Buyers which are necessary or desirable to transfer ownership to Productions (or LRM Acquisition, as applicable) and/or to assist in maintaining the validity of the Material Trademarks and the Other Trademarks, including making available a knowledgeable witness or witnesses to testify concerning the use of the Material Trademarks and/or the Other Trademarks without any expense to any Buyer or Parent, if any such witness or witnesses are then employed by the Sellers or under their control, should this be required in connection with litigation or claims affecting the Material Trademarks and/or the Other Trademarks.

         2.7.3     COPYRIGHTS.

         (i)       REGISTRATION OF COPYRIGHT.

                        Except as set forth in Schedule 2.7.3(a), the copyrights in the Film Properties, (as defined below) that are identified in Schedule 2.7.3(b) as being held by any Seller have been duly registered in the U.S. Copyright Office in the name of one of the Sellers or a Predecessor. Schedule 2.7.3(e) sets forth, as to each such copyright in the Film Properties, the following information: copyright registration number, date of registration, renewal date and renewal number, to the extent previously compiled by the Sellers. In addition, Schedule 2.7.3(e) sets forth such information as to properties not included in the Film Properties, and at the Closing the Sellers shall assign their rights, if any, to such additional properties to Productions (or LRM Acquisition, as applicable), and Productions (or LRM Acquisition, as applicable) shall assume all obligations incurred by a Person as a result of the operation, use or other exploitation of such additional properties after the Closing. Except as set forth in Schedule 2.7.3(a), the Sellers are not aware of any country outside the United States which is a member of the Berne Convention or Universal Copyright Convention and in which any copyright in any Film Property identified in Schedule 2.7.3(b) as being held by any Seller is not currently subsisting.

         (ii)      FILM PROPERTIES AND OTHER PROPERTIES.

                   The Sellers own or otherwise control the film and television properties as set forth on Schedule 2.7.3(b) in the media, for the terms and for the geographic areas set forth in that Schedule, subject to the territorial availabilities set forth in Schedule 2.7.3(c), the limitations set forth in Schedule 2.7.3(a), the Outstanding Agreements and other non-material matters (the "Film Properties"). Upon the Closing, Productions (or LRM Acquisition, as applicable) will own or be licensed or otherwise possess the necessary rights and interests sufficient to permit Productions (or LRM Acquisition, as applicable) to exploit the Film Properties as set forth in
Schedule 2.7.3(b), in the media, for the terms and for the geographic areas set forth therein, subject to the territorial availabilities set forth in Schedule 2.7.3(c) the limitations set forth in Schedule 2.7.3(a), the Outstanding Agreements and other non-material matters, free and clear of any and all Liens.

         (iii)     INFRINGEMENT CLAIMS.

                   No Seller is infringing any valid copyright in the operation of its business. Except as set forth in Schedule 2.7.3(a) no adverse holding, decision or judgment has been rendered against any Seller or a Predecessor by any governmental authority that would limit, cancel, or question the validity of any copyright in any of the Film Properties transferred hereunder. Except as set forth in Schedule 2.7.3(d), there are no asserted and pending suits, disputes, or claims relating to Sellers' right to exploit any of the Film Properties or to any copyrights therein. The warranties and representations set forth in the immediately preceding sentence are not subject to the Knowledge Qualification.

         (iv) Sellers' exploitation of the Film Properties does not libel, defame, or violate the right of publicity or privacy of any person. With respect to the Film Property entitled "Frosty Returns," the representation and warranties in the immediately preceding sentence are not limited by the Knowledge Qualification.

         2.7.4 MUSIC. All public performance and synchronization rights to the musical compositions recorded in the Film Properties are, to the extent required for the purposes of exploitation of the Film Properties, either: (i) owned or controlled by a Seller and licensed to the American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music Inc. ("BMI") the Society of European Stage Authors and Composers ("SESAC") or similar organizations in other countries such as the Performing Rights Society Limited ("PRS"); (ii) in the public domain throughout the world, or duly licensed to a Seller; or (iii) otherwise owned by or licensed to a Seller.

         2.7.5 LITERARY PROPERTIES. The Sellers own, are licensed or otherwise possess the necessary right, title and interest in the Literary Properties to permit the exploitation of the Film Properties.

         2.7.6 PROFIT PARTICIPANTS. Schedule 2.7.6 contains a true, accurate and complete summary of all agreements under which third parties are entitled to shares of revenues relating to any Film Properties or Other Assets. No union, collective bargaining, guild or other agreement prevents the Sellers from exploiting the Film Properties.

         2.7.7 PHYSICAL MATERIALS. For each of the Film Properties which has heretofore been exploited by the Sellers, there exist, original or dupe negatives or other appropriate and customary preprint and duplicating materials, sound tracks and other materials owned and controlled by the Sellers, sufficient to create master tapes to support the exploitation of the Film Properties in the manner heretofore exploited by the Sellers. The Sellers are storing Physical Materials in accordance with recognized industry standards for the use and preservation of such materials. The representations and warranties in Section
2.7.7 are not subject to the Knowledge Qualification.

    2.8 [INTENTIONALLY OMITTED]

    2.9 STATUS OF OUTSTANDING AGREEMENTS. All Outstanding Agreements which in the aggregate contributed at least 70 percent of the aggregate revenues (in descending order of contribution to revenues) derived from the Assets from January 1, 1994 through and including June 30, 1996 or which involved, individually, any material obligation on the part of the Sellers with respect to the Assets (the "Scheduled Agreements") are listed in Schedule 2.9(i) hereto. Except as set forth on Schedule 2.9(ii), no Seller party thereto nor, to the Knowledge of any Seller, any other party to any Scheduled Agreement (and the other agreements listed on Schedule 2.9(i)) is in breach thereof or default thereunder, and there does not exist under any Scheduled Agreement (and the other agreements listed on Schedule 2.9(i)) any event which, with the giving of notice or the lapse of time, would constitute a breach or default by any Seller or, to the Knowledge of any Seller, a breach or default by any third party, except in each case for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, in the aggregate, have a Seller Material Adverse Effect. Except as separately identified on
Schedule 2.9(ii), no approval or consent of, or notice to or filing with, any person is needed under the terms of any such Scheduled Agreement (and the other agreements listed on Schedule 2.9(i)) in order that such agreement continue in full force and effect (without giving any contractual party the right to modify, accelerate or terminate) following the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.9(iii), each Scheduled Agreement (and the other agreements listed on Schedule 2.9(i)) has been duly executed and delivered by the applicable Seller, is in full force and effect and is valid, binding and enforceable in accordance with its terms and against the Seller party thereto, and to the Sellers' Knowledge, and assuming the due authorization and execution of such Scheduled Agreement (and the other agreements listed on Schedule 2.9(i)) by the other party or parties thereto, any other party thereto. No Seller has received a notice of termination under any Scheduled Agreement (and the other agreements listed on Schedule 2.9(i)). The material terms of (i) any oral Scheduled Agreement (and the other agreements listed on Schedule 2.9(i)), (ii) any oral amendment to a material term of a Scheduled Agreement (and the other agreements listed on Schedule 2.9(i)) and
(iii) any other material oral amendments to any Scheduled Agreements (and the other agreements listed on Schedule 2.9(i)) are set forth on Schedule 2.9(iv).

    2.10 COMMISSIONS. Neither any Seller nor any of its officers, directors, agents or employees has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transaction, and each Seller shall hold each Buyer and its Affiliates harmless from and against the full amount of any Losses incurred by reason of any contrary assertions.

    2.11 TAX MATTERS.

         (i) Each Seller, each of the McSpadden Entities and Broadway Comics has timely filed all Tax returns (if applicable) and has timely paid or will timely pay all Taxes payable by it for the Pre-Closing Tax Period. There are no Encumbrances for Taxes on any Asset or on any asset held by Broadway Comics or by any of the McSpadden Entities.

         (ii) Each Seller, each of the McSpadden Entities and Broadway Comics has or will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Assets or the operation of its business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in an Encumbrance on any Asset or would otherwise adversely affect the Assets or the assets held by Broadway Comics or any of the McSpadden Entities or would result in the Buyers or Parent becoming liable therefor.

    2.12 COMPLIANCE WITH APPLICABLE LAW. Each Seller possesses all permits, licenses, variances, exemptions, orders, approvals and authorizations of all public bodies that are necessary for the current use and operation of the Assets except for permits, licenses, variances, exemptions, orders, approvals and authorizations which, if not possessed, would not result in a Seller Material Adverse Effect. The business of each of the Sellers is being conducted in all material respects in compliance with all permits, orders, writs, judgments, ordinances, laws, statutes, codes, rules, regulations and policies of any public body.

    2.13 INVESTMENT REPRESENTATION. No Seller is taking Parent Common Stock with a view towards distribution in violation of the Act.

    2.14 ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 2.14, (i) the operations of each Seller are in compliance with Environmental Laws; (ii) there has been no Release at any of the assets or properties operated by any Seller during the Sellers' operation of same, or which is reasonably likely to result in Environmental Liabilities that have a Seller Material Adverse Effect; (iii) no Environmental Claim has been asserted against any Seller nor does any Seller have Knowledge or notice of any threatened or pending Environmental Claims against any Seller or its Predecessors which are reasonably likely to result in Environmental Liabilities that have a Seller Material Adverse Effect; and (iv) no Seller has received any notice that it or its Predecessors is a potentially responsible party in connection with Releases or threatened Releases at any disposal or treatment facility which received Wastes generated by any Seller or its Predecessors.

    2.15 EMPLOYEE BENEFITS; LABOR.

         (a) With respect to each Plan, (i) such Plan has been maintained in compliance in all material respects with ERISA, the Code, the terms of such Plan and all laws, rules and regulations applicable thereto, (ii) a favorable determination letter has been obtained from the Internal Revenue Service, for any such Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and that is intended to be qualified within the meaning of Section 401(a) of the Code, and since such determination letter, no event has occurred that would disqualify such Plan; and (iii) there has been no "prohibited transaction" within the meaning of Section 4975(c) of the Code or
Section 406 of ERISA involving the assets of any Plan which would result in any liability under ERISA or the Code to Parent or the Buyers.

         (b) Each member of the ERISA Group that is a participating employer in any Multiemployer Plan has neither (i) failed to make any required contribution or payment to any such Multiemployer Plan which would result in any liability to Parent or the Buyers, (ii) entered into or made any amendment to any such Multiemployer Plan which has resulted in the establishment of a bond or other security under ERISA or the Code which would result in any liability to Parent or the Buyers, or (iii) incurred any withdrawal liability under Title IV of ERISA with respect to any such Multiemployer Plan which would result in any liability to Parent or the Buyers.

         (c) The annual reports (Form 5500 Series) with respect to each Plan have been properly filed, including the payment in full of any late fees, interest and penalties, if, and to the extent, applicable, and with respect to any annual reports which are filed improperly, late or incomplete, neither Parent nor any of the Buyers shall be subject to any liability under ERISA or the Code.

         (d) No member of the ERISA Group, with respect to each Plan that is an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV or ERISA or subject to the minimum funding standards under
Section 412 of the Code (a "Defined Benefit Plan") (i) has failed to satisfy, or sought a waiver of, the minimum funding standards under Section 412 of the Code with respect to any Defined Benefit Plan which would result in any liability to Parent or the Buyers, (ii) failed to make any contribution or payment to any Defined Benefit Plan, or made any amendment to any Defined Benefit Plan, which has resulted in the establishment of a bond or other security under ERISA or the Code which would result in any liability to Parent or either of the Buyers, or (iii) incurred any liability under Title IV of ERISA other than liability to the Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA, which would result in any liability to Parent or either of the Buyers.

         (f) The liabilities for all benefits provided pursuant to all Plans have been fully and adequately provided for on the books of account of the members of the ERISA Group in accordance with GAAP.

         (g) There are no written and filed claims or grievances outstanding against any member of the ERISA Group under any Plan other than in the normal course of business which would result in any liability to Parent or the Buyers.

         (h) Except for agreements with guilds and other entertainment industry unions, no Seller is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that pertain to employees of the Sellers. No employees of the Sellers are represented by a labor organization. No labor organization or group of employees of the Sellers has made a pending demand against any of the Sellers for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending against or, to the knowledge of any Seller, threatened to be brought or filed against any such Seller, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving any Seller pending or, to the knowledge of any Seller, threatened by any labor organization or group of employees of the Sellers. There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of any Seller, threatened against or involving any Seller. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of any Seller, threatened by or on behalf of any employee or group of employees of the Sellers. No

Seller has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws, which remains unpaid or unsatisfied.

         (i) As a result of the consummation of the transactions contemplated hereby, neither Parent nor any of the Buyers shall (i) be liable, responsible for or otherwise obligated to pay or accrue any employee benefit or related payment, fine, fee, penalty, excise tax or other employee-related liability relating to any Asset which was held or owned at any time by any member of the ERISA Group (ii) be obligated to maintain, contribute to or otherwise assume responsibility for any Plan maintained or previously maintained by any member of the ERISA Group or (iii) be liable under any agreement or arrangement involving guilds or other entertainment industry unions with respect to any employees of the Sellers or their Affiliates.

3. BUYERS' AND PARENT'S REPRESENTATIONS AND WARRANTIES. As an inducement for the Sellers to enter into this Agreement, each of the Buyers and Parent each hereby jointly and severally represents and warrants as follows:

    3.1 EXISTENCE AND RIGHTS. Each of Parent and the Buyers is duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and the Buyers has the requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, have a Buyers Material Adverse Effect. Each of Parent and the Buyers is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing which will not in the aggregate have a Buyers Material Adverse Effect. A complete and correct copy of the certificate of incorporation and by-laws of each of the Buyers and Parent have been made available to BVEL.

    3.2 AGREEMENTS AUTHORIZED. The execution, delivery and performance by each of Parent and the Buyers of this Agreement and the Closing Agreements and the consummation by each of Parent and the Buyers of the transactions contemplated hereby and thereby have been and will be as of the Closing duly authorized by all necessary corporate action and no other proceedings on the part of any of Parent or the Buyers are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement and the Closing Agreements have been (or will be, as the case may be) and all such agreements will be as of the Closing duly executed and delivered by the applicable Buyers and Parent and are (or will be, as the case may be) the legal, valid and binding obligation of the applicable Buyers and Parent enforceable in accordance with their terms, except to the extent limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.

    3.3  CONSENTS AND APPROVALS; NO CONFLICT. Except as set forth in
Schedule 3.3(i), to Parent and Buyers' Knowledge, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent or each of the Buyers of the transactions contemplated hereby. Except as set forth in Schedule 3.3(ii), neither the execution, delivery or performance nor the consummation by Parent or the Buyers of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or either of the Buyers;
(ii) violate or conflict with any order, injunction, decree, statute, rule, ordinance or regulation applicable to Parent or the Buyers or by which any of their properties or assets may be bound; (iii) result in the violation or breach of, or constitute a default (or give rise to any right of modification, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, license, franchise, permit, lease, agreement or other instrument to which Parent or the Buyers is a party or by which Parent or either of the Buyers or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults that, in the aggregate would not reasonably be expected to have a Buyers Material Adverse Effect or to adversely affect, in a material respect, the ability of the either of the Buyers or Parent to consummate the transactions provided for by this Agreement.

    3.4 SHARES AUTHORIZED. All Parent Common Stock that shall be issued to the Sellers pursuant to this Agreement will be duly and validly authorized and is not subject to any preemptive or similar rights with respect to its issuance, and when issued and delivered pursuant to this Agreement, shall be validly issued, fully paid and non-assessable.

    3.5 REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished the Sellers with true and complete copies of Parent's (i) Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1996, as filed with the SEC, (ii) Annual Report on Form 10-K for the fiscal year ended February 3, 1996, as filed with the SEC and (iii) the proxy statement related to the May 8, 1996 special meeting of its stockholders, (the documents referenced in clauses (i) through (iii), as amended since the time of filing, shall be referred to collectively as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act. As of their respective dates, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the SEC Documents: (i) fairly present the consolidated financial condition of Parent as of the respective dates thereof, and the consolidated results of the operations and cash flows of Parent for the respective periods covered thereby; (ii) disclose all liabilities required to be disclosed therein; and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and except as the application may be modified in accordance with GAAP for interim reporting.

    3.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Documents, the July 27, 1996 printer's proof of the Private Placement Memorandum relating to the Financing and in press releases issued by or on behalf of the Buyers or Parent, copies of which have been delivered to the Sellers, since February 3, 1996, there has not been (i) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including without limitation, contingent liabilities), results of operations, business of Parent and the Buyers, taken as whole, which, individually or in the aggregate, has, or could reasonably be expected to have, a Buyers Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Parent or the Buyers; (iii) any revaluation by Parent or any Buyer of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; (iv) any entry by Parent or the Buyers into any material contractual obligation, borrowing, capital expenditure or transaction; or (v) any change by Parent or the Buyers in accounting methods, principles or practices except as required by GAAP.

    3.7  [INTENTIONALLY OMITTED]

    3.8 COMMISSIONS. Except as set forth in Schedule 3.8, neither the Buyers nor Parent nor any of its officers, directors, agents or employees has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transaction, and agrees to hold the Sellers and their Affiliates harmless from and against the full amount of any Losses incurred by reason of any contrary assertions.

4.  COVENANTS OF THE SELLERS.

    4.1 ACCESS. The Sellers shall authorize the Buyers and Parent upon any of their request (including without limitation by giving any laboratory, storage facility or other party having possession of any of the Physical Materials written authorization and instructions, with copies thereof to the Buyers or Parent) to have access at all reasonable times during business hours to the Sellers' representatives (including accountants and lawyers), Senior Management and other appropriate employees of the Sellers, Physical Materials and the books, records, offices and other facilities with respect to or relating to the Assets and the Physical Materials as any of the Buyers or Parent and their representatives from time to time may reasonably request. Without limiting the foregoing, the Sellers shall use their best efforts to cause E&Y to provide the Buyers and Parent full and free access to such firm's work papers relating to the Financial Statements; provided, however, that any inquiries shall be performed in such a manner so as to not unreasonably interfere with the business operations of the Sellers and further provided that any inquiry or investigation in connection with this Agreement shall not affect Parent's or the Buyers' ability to rely on any representation or warranty of the Sellers set forth in this Agreement. If any Physical Materials are not in the Sellers' possession or under its control at a laboratory, storage facility or other place, the Sellers will exercise reasonable efforts to cause such Physical Materials to be made available or delivered to the Buyers as hereinabove provided.

    4.2 BUSINESS CONDUCT. The Sellers agree that, until the Closing, unless Parent or either of the Buyers otherwise consents in writing (such consent not be unreasonably withheld) and except for the Transaction, each of the Sellers will (i) conduct its business in the ordinary and usual course consistent with past practice and in compliance in all material respects with all applicable laws and governmental regulations relating to the Assets and the Sellers' exploitation thereof and all covenants, terms and conditions upon which any of the Assets are held; (ii) preserve the goodwill and business relationships with suppliers, distributors, customers, licensors, licensees and others having a business relationship with any Seller involving or relating to the Assets and Obligations in each case in the ordinary and usual course of business consistent with past practice; (iii) maintain and preserve in full force and effect the existence of, and ownership of, or other rights to, the Assets, and not waive any material license or other right with respect thereto in each case in the ordinary and usual course of business consistent with past practice; (iv) not waive, modify, amend, release, settle or terminate any rights, debts or claims, including infringement claims of substantial value; (v) pay any obligation relating to the Assets upon its becoming due, consistent with past practices, except if and to the extent that such obligation is subject to a bona fide dispute, in which event the detailed circumstances of such failure to pay shall be promptly communicated in a notice to either of the Buyers or Parent; and (vi) not enter into or amend or terminate any agreement not in the ordinary course of business which would decrease (other than de minimus decreases) the value the Assets, taken as a whole. Not less than five Business Days prior to the Closing, the Sellers shall deliver to Productions (on behalf of the Buyers and Parent) a schedule of all material contractual obligations, borrowings, capital expenditures or transactions entered into since the date hereof, which schedule shall be true, complete and correct in all material respects as of the Closing.

    4.3 REPRESENTATIONS TRUE. Until the Closing Date, the Sellers will use all reasonable efforts to prevent the occurrence of any event which would cause any representations and warranties made by or on behalf of any Seller set forth in this Agreement not to be true and correct. The Sellers will inform Productions (on behalf of the Buyers and Parent) promptly upon discovery that any of their representations or warranties ceases to be true or correct.

    4.4 PERMITS; CONSENTS. The Sellers will make all filings with governmental bodies and other regulatory authorities (including under HSR), and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, necessary for the Sellers to consummate the Transaction. As soon as practical following receipt of any written request from any Buyer or Parent, each Seller will furnish to Productions (on behalf of the Buyers and the Parent) all information which is in each Seller's possession and not otherwise available to Parent and the Buyers which Productions (on behalf of the Buyers and the Parent) may reasonably deem necessary in connection with any such filing to be made by Parent and the Buyers.

    4.5 LEGAL OPINION. The Sellers will use all reasonable efforts to cause Irell & Manella LLP, Beldock, Levine & Hoffman LLP or other counsels for the Sellers, to render opinions, dated as of the Closing Date, each in a form mutually agreed to by the Parent, the Buyers and the Sellers.

    4.6 PREPARATION OF FINANCIALS; ADDITIONAL INFORMATION. The Sellers, at Parent and Buyers' expense, shall provide reasonable assistance to Parent and the Buyers in connection with Parent and Buyers' preparation of the financial statements described in Schedule 4.6 (the "Additional Financial Statements") on or before the times specified therein in order to facilitate the Financing (and related transactions) by Parent and its Affiliates and the reporting and other obligations of such entities under the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Sellers shall not be responsible for the preparation of, and make no representations or warranties with respect to, the Additional Financial Statements.

    The Sellers shall also provide Parent and the Buyers with such other information reasonably requested by Parent or the Buyers in connection with the Financing (and related transactions).

    4.7 REPAYMENT OF DEBT. Simultaneously, with the Closing hereof, the Sellers shall cause any Liens on any Assets to be released.

    4.8 IDENTIFIED EMPLOYEES. The Sellers and their Affiliates shall release the employment obligations of the Identified Employees who notify the Sellers of their intention to accept positions with Parent or any of its Affiliates in connection with the acquisition of the Assets hereunder.

    4.9 INSURANCE. Each of the Sellers shall use its best efforts to maintain all insurance policies relating to the Assets in full force and effect through the Closing Date.

    4.10 CHANGE OF NAME. The Sellers shall cause the name of "Lone Ranger Music, Inc." to be changed, as soon as practicable after the Closing, to a name which is not confusingly similar to the name "Lone Ranger."

5.  COVENANTS OF PARENT AND THE BUYERS.

    5.1 REPRESENTATIONS TRUE. Until the Closing Date, Parent and the Buyers will use all reasonable efforts to prevent the occurrence of any event which would cause any of their representations and warranties set forth in this Agreement not to be true and correct. Each of Parent and the Buyers will inform the Sellers promptly upon discovery that any of its representations or warranties ceases to be true or correct.

    5.2 PERMITS; CONSENTS. Parent and the Buyers will make all filings with governmental bodies and other regulatory authorities (including under HSR), and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, necessary to consummate the Transaction. As soon as practical following receipt of any written request from any Seller, Parent and the Buyers will furnish to the Sellers all information which is in their possession and not otherwise available to the Sellers which the Sellers may reasonably deem necessary in connection with any such filing to be made by the Sellers (or an appropriate parent company of any Seller).

    5.3 FINANCING. Each of Parent and the Buyers will use its best efforts to complete the Financing on or before the Closing Date.

    5.4 LEGAL OPINION. Each of Parent and the Buyers will use all reasonable efforts to cause SR&Z, counsel for Parent and the Buyers, to render an opinion, dated as of the Closing Date, in a form mutually agreed to by Parent, the Buyers and the Sellers.

    5.5 LITIGATION. Productions shall assign to the Sellers 25% of the Gross Margin of Broadway Comics after the Closing up to the lesser of (i) the Maximum Participation Amount and (ii) the total amount of the settlement involving the payment of money by the Sellers (or any of them) in connection with the third item of litigation identified on
Schedule 2.4 (the "Identified Litigation") (such lesser amount, the "Buyer Settlement Obligation"); provided, however, that the Buyer Settlement Obligation shall not be applicable to any amounts payable under such settlement that are not contingent on the results of Broadway Comics. None of the Parent or the Buyers shall assume any other obligations in connection with the Identified Litigation which shall be Excluded Obligations under this Agreement. Notwithstanding the foregoing, except as set forth in the term sheet referred to on Schedule 2.1(iii), none of the Parent or Buyers shall have any obligation to provide any capital or other funding or take any other actions to ensure the profitability of Broadway Comics or to maintain the existence of Broadway Comics.

6. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYERS TO COMPLETE THE CLOSING. The obligations of the Buyers and Parent to consummate this Agreement and the Transaction are subject to the fulfillment, prior to or at the Closing, of the following conditions, each of which may be waived by Parent or any Buyer in writing:

    6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Sellers contained in this Agreement shall be true and correct at and as of the Closing Date and each of the Sellers shall have delivered to Productions (on behalf of Parent and the Buyers) a certificate, dated as of the Closing Date, to such effect.

    6.2 COVENANTS. Each of the Sellers shall have complied in all material respects with all covenants contained herein to be complied with by it prior to or at the Closing and each Seller will have delivered to the Buyers a certificate, dated as of the Closing Date, to such effect.

    6.3 NO INJUNCTION OR LITIGATION. The Buyers or Parent shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the Transaction. No litigation instituted by any governmental body or other regulatory authority shall be pending to restrain or invalidate any material part of the Transaction.

    6.4  CONSENTS OBTAINED.

         (i) All waiting periods under HSR shall have expired or been terminated.

         (ii) The Sellers shall have obtained all of the material consents and approvals required for the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including under Outstanding Agreements), which consents and approvals are set forth on
Schedule 2.9(ii), except that if any such material consent under an Outstanding Agreement is not obtained, the Sellers shall have provided an arrangement reasonably acceptable to Productions (or LRM, as applicable) which is reasonably designed to provide Productions (or LRM Acquisition, as applicable) with the benefits and obligations of any such Outstanding Agreement as if the consent had been obtained prior to the Closing.

    6.5 CLOSING AGREEMENTS. The Closing Agreements shall have been executed and delivered by all parties thereto, unless the failure to do so is a result of a breach by Parent or either of the Buyers.

    6.6  [INTENTIONALLY OMITTED]

    6.7 CLOSING DOCUMENTS. Buyer shall have received, in form and substance reasonably satisfactory to its counsel, each and every closing document required to be delivered to it as set forth in this Agreement.

    6.8 LEGAL OPINION. Parent and the Buyers shall have received the legal opinion referred to in Section 4.5.

    6.9 AVAILABILITY OF ELLENBOGEN. Ellenbogen shall not be deceased or Parent, pursuant to the Ellenbogen Employment Agreement, shall not reasonably expect Ellenbogen to have a Disability (as defined in such Agreement).

    6.10 FINANCING. The Financing shall have been consummated.

7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS TO COMPLETE THE CLOSING. The obligations of the Sellers to consummate this Agreement and the Transaction are subject to the fulfillment, prior to or at the Closing, of the following conditions, each of which may be waived by any Seller in writing:

    7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyers and Parent contained in this Agreement shall be true and correct in all respects as of the Closing Date. Parent and the Buyers shall have delivered to the Sellers a certificate, dated as of the Closing Date, to the foregoing effect.

    7.2 COVENANTS. Each of the Buyers and Parent shall have complied in all material respects with all covenants contained herein to be complied with by it prior to or at the Closing and each of the Buyers and Parent will have delivered to the Sellers a certificate, dated as of the Closing Date, to such effect.

    7.3 NO INJUNCTION OR LITIGATION. No Seller shall be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the Transaction. No litigation instituted by any governmental body or other regulatory authority shall be pending to restrain or invalidate any material part of the Transaction.

    7.4 CONSENTS OBTAINED. All waiting periods under HSR shall have expired or terminated.

    7.5 CLOSING AGREEMENTS. The Closing Agreements shall have been executed and delivered by all parties thereto, unless the failure to do so is a result of a breach by any Seller or any Affiliates of the Sellers that are signatories thereto.

    7.6 PURCHASE PRICE. The Purchase Price shall have been delivered as required by Section 1.2.2.

    7.7 CLOSING DOCUMENTS. The Sellers shall have received, in form and substance reasonably satisfactory to its counsel, each and every closing document required to be delivered to it as set forth in this Agreement.

    7.8 LEGAL OPINION. The Sellers shall have received the legal opinion referred to in Section 5.4.

8.  TERMINATION.

    8.1 GROUNDS FOR TERMINATION. This Agreement may be terminated: (i) at any time prior to the Closing Date by either Parent and the Buyers, on the one hand, or the Sellers, on the other hand, if there has been a material breach of the representations, warranties or covenants of the Sellers, on the one hand, or Parent and the Buyers, on the other hand, respectively, set forth herein; (ii) by Parent and the Buyers if the conditions stated in Article 6 cannot be or have not been satisfied in all material respects by the Closing Date; (iii) by the Sellers if the conditions stated in Article 7 cannot be or have not been satisfied in all material respects by the Closing Date; or (iv) at any time prior to the Closing Date by mutual written agreement of Parent, the Buyers and BVEL. Before termination under clauses (i), (ii) or (iii) above, each party will provide the other with a reasonable opportunity for curing any breach or failure of condition, based on the nature of the breach, the possibility for cure, and the effect of delay on the party seeking termination.

    8.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in Section 8.1, all obligations of the parties hereunder will terminate without liability of any party to any other party, except (i) that the obligations set forth in Sections 2.10, 3.8, 10.1, 10.2, and Article 11 will survive any such termination, (ii) for liability for Losses caused by a knowing and intentional breach and (iii) as provided in Section 8.4.

    8.3 RIGHTS TO PROCEED. Subject to Section 8.1, if any of the conditions specified in Article 6 have not been satisfied, Parent and the Buyers will have the right to proceed with the Transaction without waiving any of its rights hereunder; and if any of the conditions specified in Article 7 have not been satisfied, the Sellers will have the right to proceed with the Transaction without waiving any of their rights hereunder.

    8.4 LIQUIDATED DAMAGES. The Sellers' ability to acquire film libraries and to identify and enter into favorable distribution and marketing arrangements, as well as their ability to maintain favorable relationships with their employees and other persons with whom the Sellers have ongoing business dealings, depend to a high degree on the perception in the Sellers' industry and by the employees of the Sellers of a going concern under present management and control. The parties acknowledge that the Sellers would be harmed in a real and substantial way, and their value greatly impaired, by any perception of a failed transaction to sell their Assets as contemplated herein. If the Agreement is terminated (i)(A) by Parent or the Buyers solely because Parent cannot complete the Financing and no Financial Event has occurred or (B) by the Sellers while Parent or any Buyer is in material breach of any of its representations, warranties or covenants contained herein and none of the Sellers is in breach of any of their representations, warranties or covenants, then the Buyers shall pay to BVEL an amount equal to the difference between Sellers' Liquidated Damages and the sum of the Advance Amount and any Extension Amounts (as defined in Section 8.5 below) previously paid to the Sellers hereunder, and the Sellers, notwithstanding such termination hereof, shall retain any Advance Amount and all Extension Amounts previously paid hereunder; (ii) by Parent or the Buyers because Parent cannot complete the Financing and a Financial Event has occurred, then, notwithstanding the termination hereof by Parent or the Buyers, the Sellers shall retain the Advance Amount and any Extension Amounts previously paid to them hereunder but no additional amounts on account of Sellers' Liquidated Damages shall be paid to the Sellers or (iii) by Parent or the Buyers when neither Parent nor any Buyer is in material breach of any of its representations, warranties or covenants contained herein, then the Sellers shall promptly return to the Buyers any Advance Amount and all Extension Amounts previously paid to BVEL on their behalf hereunder, and no amounts on account of Sellers Liquidated Damages shall be paid to the Sellers.

    The parties have discussed and negotiated this provision for liquidated damages which shall apply and be recoverable if the Closing does not or will not occur as a result of the matters set forth in the preceding paragraph. This liquidated damages provision shall not limit and shall be in addition to the Sellers' rights to obtain injunctive and other equitable relief against the Buyers but in no event shall the Sellers be entitled to additional monetary damages. Each Seller acknowledges that it shall have no further claim for damages against the Buyers or Parent, even if it can establish substantial actual damages in excess of the amount specified herein. IN PLACING THEIR INITIALS IN THE PLACE PROVIDED, THE SIGNATORIES BELOW ON BEHALF OF EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE HEREIN.

    INITIAL HERE: SELLERS: /S/ SWS  BUYERS: /S/ RES  PARENT: /S/ RES
                           /S/ SWS          /S/ RES
                           /S/ SWS
                           /S/ SWS

    8.5 OPTION TO EXTEND SPECIFIED DATE: Notwithstanding anything to the contrary contained herein, Parent and the Buyers shall have the option to extend the Specified Date beyond October 31, 1996, as follows: (i) to November 30, 1996 by paying $2,000,000 (an "Extension Amount") to BVEL on or before October 31, 1996 and (ii) to December 31, 1996 by paying an additional Extension Amount to BVEL on or before November 30, 1996.

9.  INDEMNIFICATION.

    9.1  INDEMNIFICATION.

         (i) Indemnification by the Sellers. Each of the Sellers will jointly and severally indemnify and hold harmless the Buyers, Parent, their respective Affiliates, and each of the respective officers, directors, employees, consultants, agents and representatives of each of the foregoing (together, "Buyer Indemnitees"):

              (A) With respect to any Losses which the Buyer Indemnitees may incur or suffer as a result of any breach of any of the representations or warranties in this Agreement made by or on behalf of any of the Sellers or any failure to perform or comply with any covenant or agreement of any of the Sellers in this Agreement;

              (B) With respect to any and all Losses which the Buyer Indemnitees may incur or suffer on account of any Excluded Obligation.

              Any Losses incurred by the Buyer Indemnitees which are indemnifiable by the Sellers but do not result from Sellers' fraud or willful misconduct or from any Excluded Obligations shall be satisfied solely by withdrawals from the Escrow Fund, and such Losses shall not be indemnifiable after the Escrow Fund's termination pursuant to its terms and the terms hereof.

              Notwithstanding the foregoing, the Sellers shall not be required to make any indemnification payments pursuant to the terms of clause (A) of this Section 9.1 until the aggregate Losses with respect to which the Buyer Indemnitees are entitled to indemnification thereunder shall have exceeded $3,000,000 (the "Threshold Amount"), but then shall be required to pay the full amount of such Losses including the Threshold Amount up to the Maximum Indemnification Amount; provided, however, that the limitations set forth in this Section shall not apply to any Losses (which Losses shall be fully indemnifiable without regard to the Threshold Amount or the Maximum Amount)
(i) based upon fraud or willful or deliberate wrongdoing by any Seller or its Affiliates or (ii) on account of any Excluded Obligation or on account of or incurred as a result of a breach of the representatives and warranties set forth in Section 2.10 hereof.

         (ii) Indemnification by the Buyers and Parent. The Buyers and Parent will jointly and severally indemnify and hold harmless each of the Sellers, their respective Affiliates, and each of the respective officers, directors, employees, consultants, agents and representatives of each of the foregoing (together, "Seller Indemnitees").

              (A) With respect to any Losses which the Seller Indemnitees may incur or suffer as a result of any breach of any of the representations or warranties in this Agreement made by or on behalf of the Buyers or Parent or any failure to perform or comply with any covenant or agreement of the Buyers or Parent in this Agreement;

              (B) With respect to any Losses which the Seller Indemnitees may incur or suffer on account of any Obligations, the sales and use taxes specified in Section 1.5 or claims against the Sellers arising primarily from the Financing;

              Notwithstanding the foregoing, the Buyers and Parent shall not be required to make any indemnification payments pursuant to the terms of clause (A) of this Section 9.1(ii) until the aggregate Losses of Seller Indemnitees with respect to which Sellers are entitled to indemnification thereunder shall have exceeded the Threshold Amount, but then shall be required to pay the full amount of such Losses, including the Threshold Amount up to the Maximum Amount; provided, however, that the limitations set forth in this Section shall not apply to any Losses (which Losses shall be fully indemnifiable without regard to the Threshold Amount or the Maximum Amount)
(i) based upon fraud or willful or deliberate wrongdoing by the Buyers, Parent or their Affiliates or (ii) on account of any Obligation or on account of or incurred as a result of a breach of the representations and warranties set forth in Section 3.8 hereof, the sales and use taxes specified in Section 1.5 or claims against the Sellers arising primarily from the Financing.

    9.2 TIME LIMIT. The representation and warranties in Articles 2 and 3 shall survive the Closing until the first anniversary of the date hereof. The covenants and agreements of the parties hereto shall survive the Closing in accordance with their terms. No party hereto shall be obligated to indemnify a party pursuant to this Article 9 for any breach of a representation or warranty after the first anniversary of the Closing Date or for Losses on account of the Obligations or Excluded Obligations (as applicable) after the fifth anniversary of the Closing Date (each such anniversary date, an "Outside Date"); provided, however, in the event that an Indemnified Party (i) receives (on or prior to the applicable Outside Date) notice of any matter which provides a reasonable basis for a claim for indemnification hereunder and (ii) provides notice to the Indemnifying Party of the receipt of such notice, then such Indemnified Party shall be entitled to indemnification with respect to such claim until its final resolution.

    9.3 PROCEDURES FOR INDEMNIFICATION. (i) If any claim is asserted or any action or proceeding is brought in respect of which indemnity may be sought, the Indemnified Party will promptly notify the Indemnifying Party in writing of such asserted claim or the institution of such action or proceeding. The Indemnifying Party may undertake full responsibility for the defense or prosecution in connection with any claim brought by any third-party ("Third-Party Claim") and may contest or settle it on such terms as the Indemnifying Party may choose, provided that the Indemnifying Party will not have the right, without the Indemnified Party's written consent, to settle any such claim if such settlement
(A) arises from or is part of any criminal action, suit or proceeding, (B) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgment of, any liability or wrongdoing on the part of the Indemnified Party, (C) relates to any federal, state or local tax matters, (D) provides for injunctive relief, or other relief other than damages, which is binding on the Indemnified Party or its Affiliates, or (E) is, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice materially adverse to the continuing business interests of the Indemnified Party, except that if the Indemnified Party shall have failed to consent to any settlement, the Indemnified Party shall be liable for the full amount by which any subsequent judgment or settlement exceeds the proposed settlement amount. Such defense will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party's cost and expense, but the Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. The Indemnified Party will be responsible for the costs of such separate representation unless there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take promptly reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnified Party that it believes in good faith that the Indemnifying Party has failed to do so (specifying in reasonable detail and alleged basis for such failure), which makes appropriate the retention of separate counsel for the Indemnified Party, in which case the Indemnifying
Party will pay for one separate counsel chosen by the Indemnified Party.

    (ii) If the indemnification of the Seller Indemnitees or the Buyer Indemnitees provided for in this Article 9 is for any reason held unenforceable, the party against whom indemnification was sought agrees to contribute to the Losses for which such indemnification is unenforceable in such proportion as is appropriate to reflect the relative fault of such party, on the one hand, and the Buyer Indemnitees or the Seller Indemnitees, as the case may be, on the other hand, as well as any other relevant equitable considerations.

    9.4 COOPERATION. The Indemnifying Party and the Indemnified Party shall cooperate in determining the validity of any Third-Party Claim for any Loss for which a claim of indemnification may be made hereunder. Each party shall also use all reasonable efforts to minimize all Losses and all obligations under the Outstanding Agreements.

10. ADDITIONAL OBLIGATIONS.

    10.1 CONFIDENTIALITY OBLIGATIONS. Each party hereto shall maintain the confidential nature of, and not disclose to any third party without prior written consent, (i) any confidential information learned about the other or its Affiliates in the course of the Transaction, or (ii) the terms of this Agreement, unless and to the extent necessary to carry out the Transaction. After the Closing, the Sellers shall not, and shall use all reasonable efforts to cause others (including, without limitation their Affiliates and their respective Affiliates' respective directors, officers, employees, agents or representatives) not to disclose to any Person, any non-public information included in, or concerning, the Assets or the Obligations. At the termination of this Agreement, the Sellers, the Buyers and Parent each agree to return, and to cause its Affiliates to return, to the other party any and all materials containing any confidential information. These restrictions on use and obligations of confidentiality will not apply to any information (i) to the extent the receiving party is required to disclose such information (including in connection with a public offering or the Financing or under court or governmental order), (ii) then in the public domain by acts not attributable to the receiving party, (iii) hereafter received by the receiving party from a third party source on an unrestricted basis, or (iv) known to the receiving party prior to the date of disclosure hereunder, provided in each case that the other party is provided a reasonable prior opportunity to object to any use or disclosure. If the Closing occurs, the Buyers and Parent shall be released from any obligations under this Section 10.1 with regard to the Assets, except (i) that this release will not affect the obligations with regard to the Transaction and (ii) the Buyers and Parent will use all reasonable efforts to protect the reasonable privacy interests of the Sellers and their respective partners, shareholders, principals and other Affiliates.

    10.2 ANNOUNCEMENTS. The Buyers and Parent, on the one hand, and the Sellers, on the other hand, agree not to make, nor cause to be made, any news releases or other public announcements and shall use all reasonable efforts to cause their employees and Affiliates not to make any announcements pertaining to the Transaction without first consulting the other and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case will only make an announcement thereafter without the consent of the other (not to be unreasonably withheld) to the extent required by applicable law.

    10.3 NAME. The Buyers and Parent agree that they will not use the names "Broadway Video," "Broadway Video Entertainment, L.P." or any confusingly similar name other than as otherwise permitted by the terms hereof, without the express written consent of the Sellers; provided, however, the Buyers, Parent and their Affiliates shall at no time be required to remove such names from any of the Assets or be required to dispose of any Assets on which such names appear as of the Closing Date.

    10.4 TAX COOPERATION: ALLOCATION OF TAXES. (i) Parent, the Buyers and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. The Sellers, Parent and the Buyers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph
(i) of Section 10.4.

    (ii) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between the Sellers and the Buyers as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Period. The Sellers shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period and Parent and the Buyers shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. On or prior to the Closing Date, the Sellers, on the one hand, and Parent and the Buyers, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 10.4(ii) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other on or prior to the Closing Date. Thereafter, the Sellers shall notify Parent and the Buyers upon receipt of any bill for real or personal property taxes relating to the Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Parent and the Buyers which shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, the Sellers shall also remit to the Buyers prior to the due date of the assessment payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that the Sellers, on the one hand, or Parent and the Buyers, on the other hand, shall thereafter make a payment for which it is entitled to reimbursement under this Section 10.4(ii), the other shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

    10.5 DELIVERY OF ASSETS. After the Closing, if any third party whether under an Outstanding Agreement, or a previously expired license agreement or otherwise, shall be found to possess any Asset or any Physical Materials relating to any of the Assets, if and to the extent Productions (or LRM Acquisition, as applicable) is entitled to such Physical Materials, the Sellers will exercise reasonable efforts diligently and in good faith to cause such Physical Materials to be furnished or delivered to Productions (or LRM Acquisition, as applicable) or its licensees or designees.

    10.6 COOPERATION.

         10.6.1 ADDITIONAL ACTS. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transaction (which except as otherwise provided herein shall not include any obligation to make payments).

         10.6.2 COOPERATION REGARDING FINANCIAL MATTERS. From and after the Closing, the Buyers and Parent on the one hand, and the Sellers on the other hand, agree that they will provide without charge the representatives of the other and its current officers and partners with such reasonable assistance of their employees and such access to the business records and other information under their control regarding the Assets or the Obligations as may be reasonably necessary for such persons to use in relation to the preparation and review of any tax filings, audits or similar matters so long as such access does not unreasonably interfere with the business of the parties providing access. Each of the parties hereto will use reasonable efforts to maintain all records included in the Assets until the end of the expiration of the applicable tax statute of limitations for periods prior to the Closing Date.

         10.6.3 CONFIRMATION OF TITLE. At and following the Closing, the Sellers shall from time to time execute and deliver any reasonable deeds, assignments or other assurances or reports which the Buyers shall reasonably advise the Sellers are necessary to vest, perfect or confirm title to any Asset in Productions (or LRM Acquisition, as applicable).

         10.6.4 ADDITIONAL CONSENTS. Each Seller agrees with respect to all consents not covered by Section 6.4 to use all reasonable efforts (which shall not include any obligation to make payments) to obtain the consent of any parties to an Outstanding Agreement whose consent is ultimately found to be required for the assignment of that Outstanding Agreement to Productions (or LRM Acquisition, as applicable) or for the consummation of the Transaction and whose consent has not been obtained prior to the Closing. If such consent cannot be obtained, the Sellers, the Buyers and Parent will cooperate to effect an arrangement reasonably designed to provide Productions (or LRM Acquisition, as applicable) with the benefits and obligations of any such Outstanding Agreement as if the consent had been obtained, such as any agency or license agreement, all at the cost of, all for the benefit of, Productions (or LRM Acquisition, as applicable). If any antitrust clearances other than HSR cannot be obtained, the parties shall close the Transaction, with such amendments that are (i) not materially adverse to the Sellers (giving appropriate credit for any benefits to the Sellers) and (ii) intended to give Productions (or LRM Acquisition, as applicable), to the extent reasonably possible, the benefits of the current structure. If the HSR clearance cannot be obtained, the parties will negotiate in good faith to attempt to restructure the Transaction to allow it to be closed.

    10.7 EMPLOYEE BENEFITS. None of the Buyers, Parent or their Affiliates shall assume any liability under any Plans of the Sellers or their Affiliates notwithstanding the employment by Productions (or LRM Acquisition, as applicable) after the Closing Date of certain of the employees of the Sellers or their Affiliates.

    10.8 DISTRIBUTION OF PURCHASE PRICE. No Seller may distribute any portion of the Purchase Price received by it to BVI unless BVI enters into an agreement delivered to Parent that BVI agrees, solely for the benefit of Parent and the Buyers, to be responsible for the Excluded Obligations and the indemnification obligations of the Sellers hereunder relating to the Excluded Obligations to the extent of the amount or value of such distribution.

11. GENERAL PROVISIONS.

    11.1 COMPLETE AGREEMENT; MODIFICATIONS. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

    11.2 EXPENSES. Except as set forth in Article 9, the parties hereto will each pay all of their own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and the Transaction, including, without limitation, all fees and expenses of their respective agents, representatives, counsel and accountants.

    11.3 REMEDIES NOT EXCLUSIVE. Except as expressly provided in Article 8, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

    11.4 BULK SALE LAW. In connection with the transactions contemplated by this Agreement, none of the Sellers, the Buyers or Parent shall be required to comply with the provisions of the New York Commercial Code relating to bulk transfers or sales or any other applicable law relating to bulk transfers or sales. Nothing in this paragraph shall stop or prevent the Buyers or Parent from asserting the inapplicability of the bulk transfer or sales provisions in any action or proceeding brought by a third party.

    11.5 NOTICES. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, telecopy, Federal Express or comparable overnight service or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be:

    If to the Sellers:

         c/o Broadway Video Entertainment, L.P.
         c/o Broadway Video Enterprises, Inc.
         1619 Broadway
         Ninth Floor
         New York, NY 10019
         Fax: (212) 582-8097
         Attention:  Stephen Shippee

         with a copy to:

         Irell & Manella
         1800 Avenue of the Stars, Suite 900
         Los Angeles, California  90067
         Fax:  (310) 203-7199
         Attention:  Werner F. Wolfen, Esq.


If to the Buyers or Parent:

         Golden Books Family Entertainment, Inc.
         850 Third Avenue
         New York, New York  10022
         Fax:  (212) 371-1091
         Attention:  Philip Rowley
         with a copy to:

         Schulte Roth & Zabel
         900 Third Avenue
         New York, New York 10022
         Fax: (212) 593-5955
         Attention: Andre Weiss, Esq.

    Any notice sent by certified mail shall be deemed to have been given three
(3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

    11.6 PARTIES.

         11.6.1 NO THIRD-PARTY BENEFITS. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary, except for the Seller Indemnitees and Buyer Indemnitees.

         11.6.2 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Sellers, on the one hand, or the Buyers and Parent, on the other hand, (whether by operation of law or otherwise) without the prior written consent of the other, except the Buyers may assign, in each of their sole discretion, any or all of their rights, interests and obligations hereunder to Parent or any direct or indirect wholly owned Subsidiary of Parent and any Seller may assign its rights, interests and obligations hereunder to any Affiliate. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

    11.7 GOVERNING LAW; JURISDICTION. This Agreement has been negotiated and entered into in the State of New York and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of law provisions of New York or any other jurisdiction. Any and all disputes between the parties that may arise pursuant to this Agreement will be heard and determined before a federal or state court located in the Borough of Manhattan, New York, New York. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

    11.8 INJUNCTION. The Sellers, the Buyers and Parent acknowledge that the remedy at law for any breach, or threatened breach, of any of the provisions of
Section 10.1 or 10.2 will be inadequate and, accordingly, each covenants and agrees that the other will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such equitable and injunctive relief as may be available from any appropriate court referred to in Section 11.7.

    11.9 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by any other indulgence.

    11.10 RULES OF CONSTRUCTION.

          11.10.1 HEADINGS. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or interpret the scope of this Agreement or of any particular Article or Section.

          11.10.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

          11.10.3 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid, prohibited or unenforceable in any jurisdiction, (i) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid, prohibited or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, prohibition or unenforceability of such provision, nor shall such invalidity, prohibition or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          11.10.4 EXHIBITS AND SCHEDULES. The exhibits and schedules attached to this Agreement are hereby incorporated as though set forth in their entirety herein. Any matter disclosed in any schedule to this Agreement shall be deemed disclosed in any other schedule hereto where the applicability of such disclosure would be reasonably ascertainable. The disclosure of any matter on a schedule to the Agreement shall not constitute an acknowledgment (i) by the Sellers that such matter is material or (ii) by the Buyers or Parent that such matter constitutes an Obligation.

    11.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A faxed signature shall have the same effect as an original signature provided that an original signed copy shall be provided promptly thereafter.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.



                             BROADWAY VIDEO ENTERTAINMENT, L.P.
                                  By:  Broadway Video Enterprises, Inc.,
                                       its General Partner

                                       By: /s/ Stephen W. Shippee
                                          -----------------------------------
                                           Name:  Stephen W. Shippee
                                           Title: Chief Operating Officer and
                                                  Chief Financial Officer


                             BROADWAY VIDEO ENTERPRISES, INC.


                                       By: /s/ Stephen W. Shippee
                                          -----------------------------------
                                           Name:  Stephen W. Shippee
                                           Title: Chief Operating Officer and
                                                  Chief Financial Officer


                             LONE RANGER MUSIC, INC.


                                       By: /s/ Stephen W. Shippee
                                          -----------------------------------
                                           Name:  Stephen W. Shippee
                                           Title: Chief Financial Officer and
                                                  Treasurer


                             PALLADIUM LIMITED PARTNERSHIP
                                  By:  Broadway Video Enterprises, Inc.,
                                       its General Partner


                                       By: /s/ Stephen W. Shippee
                                          -----------------------------------
                                           Name:  Stephen W. Shippee
                                           Title: Chief Operating Officer and
                                                  Chief Financial Officer

                        GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.


                             By: /s/ Richard E. Snyder
                                 Name:  Richard E. Snyder
                                 Title: Chairman of the Board of Directors
                                        and Chief Executive Officer


                        GOLDEN BOOKS PRODUCTIONS, INC.


                             By: /s/ Richard E. Snyder
                                 Name:  Richard E. Snyder
                                 Title: Chairman of the Board of Directors,
                                        Chief Executive Officer and President


                        LRM ACQUISITION CORP.


                             By: /s/ Richard E. Snyder
                                 Name:  Richard E. Snyder
                                 Title: Chairman of the Board of Directors,
                                        Chief Executive Officer and President

                                  SCHEDULE 0

                                 DEFINITIONS

         As used in the Agreement, the following terms have the following meanings:

         "ADDITIONAL FINANCIAL STATEMENTS" is defined in Section 4.6.

         "ADJUSTMENT AMOUNT" is defined in Section 1.8.

         "ADJUSTMENT PAYMENT DATE" means ten days following the date of (i) delivery to Productions (on behalf of Parent and the Buyers) of the Post Closing Audited Financials if there is no Audited Financials Disagreement or
(ii) resolution of the Audited Financials Disagreement if such a disagreement arises.

         "ADVANCE AMOUNT" means $5,000,000.

         "AFFILIATE" means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person.

         "AGREEMENT" is defined in the Preamble hereto.

         "APPLICATIONS" is defined in Section 2.7.2.

         "APPORTIONED OBLIGATIONS" is defined in Section 10.4.

         "ASCAP" is defined in Section 2.7.4.

         "ASSETS" means all of the Sellers' right, title and interest in and to the (i) Trademarks, (ii) the Film Properties, (iii) the Copyrights, (iv) the Literary Properties, (v) the Music Rights, (vi) the Music Publishing Rights,
(vii) the Outstanding Agreements, (viii) the Physical Materials, (ix) the Warranty Rights, (x) the Other Assets and (xi) any property or assets similar to the foregoing which is acquired by the Sellers after the date hereof and prior to the Closing and excluding any of the foregoing property or assets immaterial, individually or in the aggregate, in nature which is disposed of by the Sellers in the ordinary course of business consistent with past practice after the date hereof and prior to the Closing, but not including the Excluded Assets.

         "ASSETS AND OBLIGATIONS ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assets and Obligations Assignment Agreement substantially in the form of Exhibit A.

         "AUDITED FINANCIALS DISAGREEMENT" is defined in Section 1.9.

         "AUDITED INTERIM INCOME STATEMENT" is defined in Section 1.9.

         "AUDITED NET RECONCILIATION" is defined in Section 1.9.

         "BMI" is defined in Section 2.7.4.

         "BROADWAY COMICS" means Broadway Comics, a general partnership to be organized and governed pursuant to the terms set forth in Schedule 2.1(iii) to the Agreement.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to close.

         "BUYER" means Golden Books Productions, Inc., a Delaware corporation or LRM Acquisition Corp., a Delaware corporation.

         "BUYER INDEMNITEES" is defined in Section 9.1.

         "BUYERS MATERIAL ADVERSE EFFECT" means any circumstance, fact, event, change or effect that is materially adverse to the business, operations of the Buyers and Parent, taken as a whole.

         "BUYER SETTLEMENT OBLIGATION" is defined in Section 4.11.

         "BVE" means Broadway Video Enterprises, Inc., a New York corporation and the general partner of BVEL.

         "BVEL" means Broadway Video Entertainment L.P., a New York Limited Partnership.

         "BVI" means Broadway Video, Inc., a New York corporation and the limited partner of BVEL.

         "CLOSING" is defined in Section 1.2.1.

         "CLOSING AGREEMENTS" means the Registration Rights Agreement, the Night Music-Blues Brothers License, the Kids License, the Receivables and Payables Assignment and Assumption Agreement, the Assets and Obligations Assignment and Assumption Agreement, the Escrow Agreement, the Copyright Assignment, the Common Law Trademark and Trademark Registration Assignment and the License to use Names.

         "CLOSING DATE" is defined in Section 1.2.1.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMON LAW TRADEMARK AND TRADEMARK REGISTRATION ASSIGNMENT" means the Common Law Trademark and Trademark Registration Assignment substantially in the form of Exhibit C.

         "COPYRIGHT ACT" means the Copyright Law of the United States of America enacted on October 19, 1976, as amended, Title 17 U.S.C. ss.101 et seq.

         "COPYRIGHT ASSIGNMENT" means the Short Form Copyright Assignment substantially in the form of Exhibit B.

         "COPYRIGHTS" means all rights, title and interest owned by the Sellers in the copyrights (and any renewals and extensions thereof) of the Film Properties.

         "DEFINED BENEFIT PLAN" is defined in Section 2.15.

         "DISCOUNT RATE" is defined in Section 1.8.

         "EBITDA" is defined in Section 1.8.

         "ELLENBOGEN EMPLOYMENT AGREEMENT" means the Employment Agreement between Parent and Eric Ellenbogen dated as of the date hereof.

         "ENCUMBRANCE" means any encumbrance, charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible or a security interest of any kind; provided, however, such term shall not apply to any representation or warranty as it relates to matters specifically covered by Section 2.7 of the Agreement.

         "ENVIRONMENTAL CLAIMS" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Waste.

         "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq, as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

         "ENVIRONMENTAL LIABILITIES" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws or Releases or threatened Releases of Wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA GROUP" means the Sellers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Sellers, are treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code.

         "ESCROW ACCOUNT" is defined in Section 1.7.

         "ESCROW AGENT" is defined in Section 1.7.

         "ESCROW AGREEMENT" is defined in Section 1.7.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXCLUDED ASSETS" means the assets of Seller not included in the Assets (other than the receivables acquired by the Buyers pursuant to Section
1.8 hereof), including, without limitation, (i) all rights to the names "Broadway Video Entertainment, L.P." and "Broadway Comics" or any name confusingly similar to those, except as provided for in the License to Use Names, (ii) all rights in the television programs entitled "NIGHT MUSIC," "BEST OF THE BLUES BROTHERS" AND "KIDS IN THE HALL," and (iii) all office furniture, fixtures and equipment (including computers) and other tangible personal property owned or leased by the Sellers, except for the Physical Materials and such computers as will be delivered by the Sellers to the Buyers pursuant to
Section 1.2.3(x).

         "EXCLUDED OBLIGATIONS" means any liability or obligation (notwithstanding its inclusion on any Schedule to the Agreement) which (i) is an obligation of the Sellers to their respective employees not specifically included in the Obligations or to the extent such Obligation arises out of the operation of the businesses of the Sellers prior to the Closing or (ii) is otherwise incurred by any Person as a result of the operation, use or other exploitation of the Assets prior to the Closing or the execution of this Agreement or the sale of the Assets. Without limiting the foregoing, the Excluded Obligations described in this definition shall include such liabilities and obligations with respect to employee benefits (including all accrued compensation and other benefits (including under bonus plans and arrangements) which may be due to Identified Employees with respect of their employment with the Sellers or their Affiliates), Environmental Liabilities arising out of the operation of the Assets prior to the Closing, obligations from any Tax attributable to the Pre-Closing Tax Period and obligations in connection with the Identified Litigation (other than the Buyer Settlement Obligation), but shall not include the liability for sales and use taxes assumed by the Buyers pursuant to Section 1.5 of the Agreement or the profit participations payable assumed by the Buyers pursuant to Section 1.8 of the Agreement.

         "EXTENSION AMOUNT" is defined in Section 8.5.

         "E&Y" is defined in Section 1.2.

         "FILM PROPERTIES" is defined in Section 2.7.3(ii).

         "FINANCIAL STATEMENTS" means (i) the consolidated statements of operations, changes in partners' capital and cash flows of BVEL and its predecessor entities, as applicable, for the year


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ended December 31, 1995 and for the period from inception (August 1, 1994)
through December 31, 1994, audited by E&Y, and for the year ended December 31, 1993, audited by Hecht & Co., (ii) the unaudited consolidated statements of operations, changes in partners' capital and cash flows of BVEL for the three months ended March 31, 1996 and 1995, (iii) the statement of operations, changes in partners' equity and cash flows of Palladium for the seven months ended July 31, 1994, audited by E&Y, (iv) the consolidated balance sheet of BVEL as of December 31,1995 and 1994 audited by E&Y and (v) the unaudited consolidated balance sheet of BVEL as of March 31, 1996, including in each case the applicable notes and schedules, if required.

         "FINANCING" means either (i) the financing transaction of Parent contemplated by the July 27, 1996 printer's proof of the private placement memorandum either as a transaction under Rule 144A or as a public offering, resulting in gross proceeds of at least $100 million before discounts and expenses or (ii) a transaction at substantially equivalent costs (as determined by the underwriters to such transaction) and providing equivalent benefits to the transaction described in clause (i) above.

         "FINANCIAL EVENT" means (i) the managing underwriters or initial purchasers for the Financing notify in writing the Sellers that they are unable to successfully complete the sale of the applicable securities or that they are unable to do so with a Parent Common Stock price per share of $10 or more, (ii) the closing price per share of the Parent Common Stock falls below $10 at any time during a five Business Day period (occurring in whole or in part after October 1, 1996) beginning on the sixth Business Day after the commencement of a "road show" in connection with the Financing and notice of reliance on such decline to terminate the Agreement is provided by Parent to the Sellers within ten days of such decline or (iii) the average closing price per share of the Parent Common Stock for the five trading days immediately preceding the Specified Date (as extended pursuant to Section 1.2.1 of the Agreement) is less than $10 in the event that no "road show" in connection with the Financing has commenced.

         "GAAP" means generally accepted accounting principles and practices as in effect in the United States of America at the time of application to the provisions of this Agreement.

         "GROSS MARGIN" shall have the same definition ascribed to that term in the Settlement Agreement relating to the Broadway Comics litigation listed in
Schedule 2.4, which definition shall be consistent with Broadway Comics' historical accounting practices and shall substantially consist of (i) net revenues minus (ii) direct production costs (including pre-press preparation, paper, printing and binding costs), direct distribution costs and third party creative costs.

         "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEMNIFIED PARTY" means, with respect to any alleged Loss, the party seeking indemnity hereunder.

         "INDEMNIFYING PARTY" means, with respect to any alleged Loss, the party from whom indemnity is being sought hereunder.

         "IDENTIFIED EMPLOYEES" means employees of Sellers or their Affiliates identified prior to the Closing by mutual agreement of the parties who may be offered employment by any Buyer in connection with the Assets.

         "IDENTIFIED LITIGATION" is defined in Section 4.11.

         "KIDS LICENSE" means that certain License Agreement between Productions and BVI on substantially the terms set forth in Exhibit "E."

         "KNOWLEDGE" means that the Senior Management of such party actually knows of the existence or non-existence of such fact.

         "KNOWLEDGE QUALIFICATION" is defined in Section 2.7.1.

         "LICENSE TO USE NAMES" means a one year license from the applicable Sellers to the applicable Buyers (i) to use the name "Broadway Comics" solely for the purpose of selling existing comic book inventory and a one year license to use the name "Broadway Video Entertainment L.P." on existing Physical Materials each of which shall be automatically extended in order to permit the applicable Buyer to use its reasonable best efforts to sell or otherwise dispose of such existing comic book inventory and Physical Materials and (ii) containing such other terms as agreed to by the parties hereto.

         "LIEN" means any security interest or other encumbrance to secure the payment of money.

         "LITERARY PROPERTIES" means any and all rights to underlying literary, dramatic or other works, screenplays, stories, adaptations, treatments, scenarios and any and all other literary or dramatic materials of any kind on which any of the Film Properties are based necessary to permit the use of such materials as part of the Film Properties.

         "LONE RANGER" means Lone Ranger Music, Inc., a New York corporation.

         "LOSSES" means any and all costs and expenses (including without limitation reasonable attorneys' fees and expenses and court costs incident to any suit, action, investigation or other proceeding), damages and losses.

         "LRM" means Lone Ranger Music, Inc., a New York Corporation.

         "LRM ACQUISITION" means LRM Acquisition Corp., a Delaware corporation.

         "MARKET VALUE" means with respect to any stock the average trading price of such stock on the NASDAQ National Market System (or its primary exchange) for the 20-day trading period ending two trading days immediately preceding the date on which such value is determined.

         "MATERIALITY QUALIFICATION" is defined in Section 2.7.1.

         "MATERIAL TRADEMARKS" is defined in Section 2.7.2.


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         "MAXIMUM INDEMNIFICATION AMOUNT" means the amount of the cash and the
Market Value from time to time of the Purchase Price Stock held in the Escrow Fund pursuant to Section 1.7 hereof.

         "MAXIMUM PARTICIPATION AMOUNT" is $400,000.

         "MCSPADDEN" means McSpadden Smith Music LLC, a Tennessee limited liability corporation.

         "MCSPADDEN ENTITIES" means McSpadden, Chunky Monkey Music, LLC ("CMM") Magnolia Hill Music, LLC ("MHM"), McSpadden Music, LLC ("MM"), McSpadden-Smith Publishing, LLC ("MSP") and Summerdawn Music (ASCAP), LLC ("SM"), each a Tennessee limited liability company.

         "MULTIEMPLOYER PLAN" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions or been jointly and severally liable to make contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

         "MUSIC PUBLISHING RIGHTS" means all rights owned by either LRM or BVE to exploit the musical compositions listed in Schedule 0.1.

         "MUSIC RIGHTS" means any and all music synchronization, performance, mechanical, publication, soundtrack album, composition and other rights in and to any of the music or musical compositions or sound recordings.

         "NET CLOSING CASH PAYMENT" is defined in Section 1.2.2.

         "NIGHT MUSIC-BLUES BROTHERS LICENSE" means that certain License Agreement between Productions and BVI on substantially the terms set forth in Exhibit "F".

         "NOTICE AND ACKNOWLEDGMENT OF SALE" means the Notice and
Acknowledgment of Sale substantially in the form of Exhibit D.

         "OBLIGATIONS" means all obligations incurred by any Person as a result of the operation, use or other exploitation of the Assets after the Closing under the Outstanding Agreements or otherwise with respect to the Assets, including without limitation, the profit participations listed in Schedule
2.7.6 and all obligations from any Tax attributable to the Post-Closing Tax Period.

         "OTHER ASSETS" means Seller's (a) BVEL and BVI's 49.5% and 0.5% membership interest, respectively, in McSpadden, (b) BVEL and BVI's 0.99% and 0.01% membership interest, respectively, in each of CMM, MHM, MM, MSP and SM,
(c) BVEL's rights under that certain Credit and Security Agreement dated July 1, 1995 with MSM, including the promissory Note issued to BVEL by MSM with respect thereto, (d) BVEL's 50% partnership interest in, and


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



repayment rights under the loans made by BVEL to Broadway Comics and (e) such computers as will be delivered by the Sellers pursuant to Section 1.2.3(x) by the Sellers prior to the Closing.

         "OTHER TRADEMARKS" is defined in Section 2.7.2(i).

         "OUTSIDE DATE" is defined in Section 9.2.

         "OUTSTANDING AGREEMENTS" means the rights and obligations of the Sellers under any written or oral agreement now in effect pursuant to which any Seller or any of its Predecessors acquired or purchased from or sold, licensed or granted to any other person or entity any rights to distribute, exhibit, sublicense, use or exploit, or to exercise or exploit any rights in or to, or providing for the acquisition, sale, purchase, lease, license or other disposition of, any rights in any Film Property, or any Physical Materials, Literary Properties or Music Rights including, without limitation, any Underlying Agreements now in effect.

         "PALLADIUM" means Palladium Limited Partnership, a New York limited partnership.

         "PARENT" means Golden Books Family Entertainment, Inc.

         "PARENT COMMON STOCK" means the common stock, $.01 par value, of Parent.

         "PERSON" means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, limited liability company, estate, unincorporated organization or governmental entity.

         "PHYSICAL MATERIALS" means the physical properties owned by the Sellers relating to the Assets, including without limitation prints, negatives, duplicating negatives, fine grains, master video tapes, music and sound effects tracks, master tapes and other duplicating materials of any kind, foreign language dubbed and titled versions, advertising, marketing and publicity materials of all kinds such as brochures, trailers, posters and similar materials, legal files, and all other books and records relating to the Assets including Sellers' general financial records relating to the Assets.

         "PLAN" means at any time an "employee benefit plan" (as defined in Section 3(3) of ERISA) and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or
(ii) has at any time within the preceding five years been maintained, or contributed to, by any Person that was at such time a member of the ERISA Group for employees of any Person that was at such time a member of the ERISA Group or, during such period, with respect to which a member of the ERISA Group was jointly and severally liable for contributions.

         "POST-CLOSING AUDITED FINANCIALS" is defined in Section 1.9.

         "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending after the Closing Date.

         "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         "PREDECESSOR" means any person or entity that is a predecessor in interest to the Sellers or with regard to any right included in the Assets.

         "PRODUCTIONS" means Golden Books Productions, a Delaware corporation.

         "PRS" is defined in Section 2.7.4.

         "PURCHASE PRICE" means $81 million in cash plus a number of shares of Parent Common Stock that have an aggregate Market Value on the Closing Date, of $10 million; provided, however, that in no event shall the number of such shares be greater than 1,000,000 or less than 666,667.

         "PURCHASE PRICE STOCK" means the shares of the Parent Common Stock that are part of the Purchase Price.

         "RECEIVABLES AND PAYABLES ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Receivables and Payables Assignment and Assumption Agreement substantially in the form of Exhibit H.

         "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement among Parent and the Sellers substantially in the form of Exhibit "G" hereto relating to the shares of Parent Common Stock to be delivered to the Sellers as part of the Purchase Price for the Assets.

         "RELEASE" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Wastes (including the abandonment or discarding of barrels, containers or other closed receptacles containing Wastes) into the environment.

         "SCHEDULED AGREEMENTS" is defined in Section 2.9.

         "SEC" means Securities and Exchange Commission.

         "SEC DOCUMENTS" is defined in Section 3.5.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SELLER" is defined in the preamble hereto.

         "SELLER INDEMNITEES" is defined in Section 9.1.

         "SELLER MATERIAL ADVERSE EFFECT" means any circumstance, fact, event, change or effect that is materially adverse to any material Assets listed on
Schedule 0.2 or to the Assets taken as a whole or to the business or operations with respect to the Assets of any Seller with respect to any material Assets listed on Schedule 0.2 or the Assets, taken as a whole.

         "SELLERS' LIQUIDATED DAMAGES" means $9,000,000.

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         "SENIOR MANAGEMENT" means (i) with respect to Parent and the Buyers, senior management of a party with a title at least equal to Vice President (or its equivalent) and (ii) with respect to any Seller, Eric Ellenbogen, John Engelman, Steve Shippee and Jonathan Flom.

         "SESAC" is defined in Section 2.7.4.

         "SPECIFIED DATE" means October 31, 1996, or such later date to which the Specified Date may be extended pursuant to Section 8.5.

         "SR&Z" is defined in Section 1.2.1.

         "SUBSIDIARY" means with respect to any party, any Person, of which such party (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board or directors or other governing body of such Person.

         "TAX" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

         "TERRITORY" is defined in Section 2.7.2.

         "THIRD-PARTY CLAIM" is defined in Section 9.3.

         "THIRD PARTY COSTS" shall mean any rerun, reuse, or residual costs, license fees, royalties, production costs or other amounts paid or payable to third parties including, without limitation, to the Sellers' Affiliates or to performers, actors, musicians, hosts, writers, directors, producers, guild, union and other Persons employed in the exploitation of the Film Properties or any of the Other Assets and/ or portions thereof or rights therein.

         "THRESHOLD AMOUNT" is defined in Section 9.1.

         "TRADEMARKS" means the Material Trademarks and the Other Trademarks, plus any common law rights owned by the Sellers therein.

         "TRANSACTION" means the sale of the Assets hereunder and the other aspects of the transactions contemplated by this Agreement.

         "UNDERLYING AGREEMENTS" means any and all agreements with writers, directors, producers, actors, composers or other parties who rendered services or otherwise participated in preparation or production of each of the Film Properties under which Seller holds any rights in Literary Properties and/or Music Rights, but only to the extent such agreements relate to the Film Properties.

         "WARRANTY RIGHTS" means all of any Seller's or, to the extent received by any Seller, any Predecessor's rights and remedies relating to the Film Properties under and pursuant to any representations, warranties, indemnifications, covenants or agreements made or entered into by any party under or pursuant to any of the Outstanding Agreements, the Underlying Agreements or any agreements, contracts or other instruments relating thereto.

         "WASTES" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminants, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) dielectric fluids and electrical equipment containing polychlorinated biphenyls; (d) asbestos-containing materials.